Exhibit 2.5

EXECUTION VERSION

AGREEMENT OF SALE

By and among

ADCARE HEALTH SYSTEMS, INC.,

an Ohio corporation and its subsidiaries identified on the signature page hereto

 (collectively, “Seller”)

and

CHP ACQUISITION COMPANY LLC

an Ohio limited liability company

(“Buyer”)

Dated as of October 11, 2012

TABLE OF CONTENTS

	ARTICLE I
	DEFINITIONS

1.1.	Definitions	1

	ARTICLE II
	SALE AND PURCHASE OF ASSETS

2.1.	Agreement to Sell and Purchase	6

	ARTICLE III
	ASSETS AND EXCLUDED ASSETS

3.1.	Assets	6
3.2.	Excluded Assets	8

	ARTICLE IV
	ASSUMED OBLIGATIONS

4.1.	Assumed Service Contracts	8
4.2.	Seller’s Obligations	9

	ARTICLE V
	CLOSING

5.1.	Closing	10

	ARTICLE VI
	PURCHASE PRICE; ALLOCATION; RECORDATION COSTS; PRORATIONS

6.1.	Purchase Price	10
6.2.	Recordation Costs	11
6.3.	Prorations	11

	ARTICLE VII
	TITLE AND POSSESSION

7.1.	Deed	13
7.2.	Title	14

	ARTICLE VIII
	MEDICARE AND MEDICAID PROVIDER AGREEMENTS

8.1.	Seller’s Medicaid Provider Agreements	15

	ARTICLE IX
	CHANGE OF OWNERSHIP OF THE FACILITIES

9.1.	Licensure Approvals	15
9.2.	Cooperation in Transition of the Business	15

	ARTICLE X
	TRANSFER OF RESIDENT TRUST FUNDS

10.1.	Resident Trust Funds	15

	ARTICLE XI
	EMPLOYEES

11.1.	Termination of Seller’s Employees	16
11.2.	Hired Employees	16
11.3.	Employee Benefits	17
11.4.	Compliance With WARN Act	17

	ARTICLE XII
	ACCOUNTS RECEIVABLE

12.1.	Accounts Receivable	17
12.2.	Receipts by Buyer	17
12.3.	Receipts by Seller	18
12.4.	Other Receipts	18
12.5.	Accounting for Accounts Receivable	18

	ARTICLE XIII
	REPRESENTATIONS AND WARRANTIES

13.1.	Seller’s Representations	19
13.2.	Buyer’s Representations	26
13.3.	Survival of Representations and Warranties	27

	ARTICLE XIV
	INTERIM OPERATIONS AND UNDERTAKINGS

14.1.	Conduct of Business Pending Closing	27
14.2.	Prohibited Actions Pending Closing	28
14.3.	Notice	28
14.4.	Access	29

	ARTICLE XV
	FEASIBILITY/DUE DILIGENCE

15.1.	Study Period	29
15.2.	Special Assessments	30

	ARTICLE XVI
	CONDITIONS PRECEDENT

16.1.	Conditions Precedent to Buyer’s Obligations	31
16.2.	Conditions Precedent to Seller’ Obligations	32
16.3.	Waiver of Conditions Precedent	33

	ARTICLE XVII
	DELIVERIES AT CLOSING

17.1.	Seller’s Deliveries	33
17.2.	Buyer’s Deliveries	34

	ARTICLE XVIII
	CASUALTY AND CONDEMNATION

18.1.	Casualty	34
18.2.	Condemnation	35

	ARTICLE XIX
	DEFAULT

19.1.	Rights	35
19.2.	Buyer Default	35
19.3.	Seller Default	36

	ARTICLE XX
	FURTHER ASSURANCES

20.1.	Further Assurances	36
20.2.	Access to the Records	36

	ARTICLE XXI
	INDEMNIFICATION

21.1.	Indemnification by Seller	37
21.2.	Indemnification by Buyer	37
21.3.	Period of Indemnity	38
21.4.	Notice to the Indemnifying Party	38
21.5.	Rights of Parties to Settle or Defend	38
21.6.	Settlement Proposals	39
21.7.	Reimbursement	39

	ARTICLE XXII
	COMMISSIONS

22.1.	Commissions	40

	ARTICLE XXIII
	MISCELLANEOUS

23.1.	Effectiveness	40
23.2.	Complete Understanding	40
23.3.	Waiver	40
23.4.	Applicable Law	40
23.5.	Notices	40
23.6.	Waiver of Jury Trial	41
23.7.	Construction	41
23.8.	Exhibits	42
23.9.	Severability	42

23.10.	Time of essence	42
23.11.	Counterparts	42
23.12.	Facsimile Signatures	42
23.13.	Construction	42
23.14.	Headings	42
23.15.	Attorneys’ Fees	42
23.16.	Exclusivity	42

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”), is made this 11TH day of October, 2012, by and among ADCARE HEALTH SYSTEMS, INC., an Ohio corporation (“ADK”) and its subsidiaries identified on the signature page hereto (hereinafter, ADK and such subsidiaries are collectively referred to as “Seller”), and CHP ACQUISITION COMPANY LLC, an Ohio limited liability company (or its nominee, designee or assignee), (hereinafter, “Buyer”).

RECITALS

A.                                    Seller is the owner of the following six (6) senior citizens’ housing, assisted living and/or independent living facilities commonly known by the following names and located in the cities and states indicated below:

Name of Facility	Location

Community’s Hearth & Home	Springfield, Ohio

Community’s Hearth & Home	Springfield, Ohio

Hearth & Home of Van Wert	Van Wert, Ohio

Community’s Hearth & Home	Urbana, Ohio

Hearth & Home of Vandalia	Vandalia, Ohio

Lincoln Lodge Retirement Residence	Columbus, Ohio

Collectively, the above seniors’ housing facilities are referred to as the “Facilities” and each individually as a “Facility”.

B.                                    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Facilities and the assets related to the Facilities on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the respective promises, representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound hereby, do agree as follows:

ARTICLE I
DEFINITIONS

1.1.                            Definitions.  For purposes of this Agreement the following terms shall have the means ascribed below:

“Affiliate” shall mean with respect to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall mean this Agreement of Sale including all Exhibits and Schedules attached hereto or referred to herein.

“Approvals” shall have the meaning set forth in Section 3.1(h).

“Assets” shall have the meaning set forth in Section 3.1.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 7.2(e).

“Assumed Obligations” shall have the meaning set forth in Section 4.1.

“Assumed Service Contracts” shall mean those certain executory contracts that Buyer elects to assume pursuant to and in accordance with Section 4.1.

“Awards” shall have the meaning set forth in Section 3.1(g).

“Balance Sheet” shall have the meaning set forth in Section 13.1(p).

“Bill of Sale” shall have the meaning set forth in Section 7.2(c).

“Building Service Equipment” shall have the meaning set forth in Section 3.1(c).

“Business” shall have the meaning set forth in Section 2.1.

“Business Day” shall mean any day other than a Saturday or Sunday, or other day recognized as a holiday by the U.S. Government or the government of the State of Ohio, or on which banks or similar financial institutions in the State of Ohio are generally closed.

“Buyer’s A/Rs” shall have the meaning set forth in Section 12.1.

“Cap Ex Obligations” shall have the meaning set forth in Section 6.4(f)(i).

“Cash” shall mean all cash and bank deposits, investments in so-called “money market” funds, certificates of deposit, treasury bills and any accrued interest thereon excluding any Resident Trust Funds.

“Closing” shall mean the settlement of the conveyance of the Assets under this Agreement.

“Closing Date” shall mean the date of the Closing.

“COBRA” shall have the meaning set forth in Section 11.4.

“Consents” shall mean all consents, approvals, licenses, permits, orders or authorizations.

“Contract” shall mean any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement to which the Seller is a party or by which any of its properties or assets is or are bound, including the Service Contracts and the Resident occupancy agreements.

“Damages” shall have the meaning set forth in Section 21.1.

“Deed” shall have the meaning set forth in Section 7.1.

“Deposit” shall have the meaning set forth in Section 6.1(a).

“Environmental Laws” shall have the meaning set forth in Section 13.1(k).

“Escrow Agent” shall mean Hummel Title Agency.

“Escrow Agreement” shall have the meaning set forth in Section 6.1(a).

“ERISA” shall have the meaning set forth in Section 13.1(t).

“Excluded Assets” shall have the meaning set forth in Section 3.2.

“Existing Cap Ex Obligations” shall have the meaning set forth in Section 6.4(f)(i).

“Facilities” shall have the meaning set forth in Paragraph A of the Recitals to this Agreement.

“Facility Employees” shall have the meaning set forth in Section 11.2.

“Financial Statements” shall have the meaning set forth in Section 13.1(p).

“Governmental Authority” shall mean any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign.

“Health Care Providers shall have the meaning set forth in Section 13.1(u).

“Hired Employees” shall have the meaning set forth in Section 11.3.

“Improvements” shall have the meaning set forth in Section 3.1(b).

“Indemnified Party” shall have the meaning set forth in Section 21.4.

“Indemnifying Party” shall have the meaning set forth in Section 21.4.

“Insurance Policies” shall have the meaning set forth in Section 13.1(l).

“Inventory” shall have the meaning set forth in Section 3.1(e).

“Intangible Property” shall have the meaning set forth in Section 3.1(i)

“Knowledge of Seller” or words of similar import shall mean the actual knowledge of Buyer’s officers and directors, including but not limited to, Andy Wade, Martin Brew or Boyd P. Gentry, without any duty of investigation or inquiry.

“Land” shall have the meaning set forth in Section 3.1.

“Law” shall mean any law (including decisional law), statute, regulation, code, ordinance or interpretation of any Federal, state or local agency, government, authority, commission, board, bureau, administrative or other entity or body, including any Program participation or certification requirement.

“Licensure Approvals” shall have the meaning set forth in Section 9.1.

“Material Adverse Change” shall have the meaning set forth in Section 16.1(j).

“Material Adverse Effect” shall mean a material adverse effect (i) on the Business, Assets or results of operations of the Seller or Buyer, or (ii) on the ability of the Seller or Buyer, as the case may be, to consummate this Agreement and the other transactions contemplated hereby.

“Medical Equipment” shall have the meaning set forth in Section 3.1(d).

“New Cap Ex Obligations” shall have the meaning set forth in Section 6.4(f)(i).

“Obligations” shall mean any claim, debt, liability, judgment, commitment or obligation of any nature, whether secured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

“Outside Closing Date” shall have the meaning set forth in Section 5.1.

“Permitted Encumbrances” shall have the meaning set forth in Section 7.1(c).

“Person” shall mean a natural person, a trustee, and any form of legal entity.

“Personal Property” shall have the meaning set forth in Section 7.2(c).

“Plan” shall have the meaning set forth in Section 13.1(t).

“Programs” shall have the meaning set forth in Section 13.1(x).

“Program Agreements” shall have the meaning set forth in Section 13.1(x).

“Property” shall have the meaning set forth in Section 3.1(b).

“Property Information” shall mean: (a) each then-effective certificate of occupancy and other license issued by any Governmental Authority and covering the Business and the Property; (b) all, if any, of Seller’s and its agents’ books and records relating to the operation, maintenance and management of the Facilities, including but not limited to income and expense statements for the Facilities; (c) all, if any, plans and specifications covering the Property which are in Seller’s possession, custody or control; (d) all, if any, guarantees or warranties then in effect and covering the Assets; (e) the benefit of all, if any, maintenance or other Contracts relating to the Facilities to which Seller or any of its predecessors in title is a party; (f) any third-party reports of any kind in its possession relating to the Property (e.g., appraisals, studies undertaken by insurers in underwriting or considering potential insurance coverage involving the Property, title commitments and policies, surveys, environmental studies, and engineering studies); (g) all Residents’ occupancy agreements, and (h) the most recent title commitment and survey for the Property, together with copies of all title exceptions.

“Proposed Settlement” shall have the meaning set forth in Section 21.6.

“Purchase Price” shall have the meaning set forth in Section 6.1.

“Records” shall have the meaning set forth in Section 3.1(f).

“Required Permits” shall have the meaning set forth in Section 13.1(e).

“Resident” shall mean an individual living and residing in any of the Facilities.

“Resident Trust Funds” shall have the meaning set forth in Section 10.1.

“Seller’s A/Rs” shall have the meaning set forth in Section 12.1.

“Seller’s Medicare Provider Agreements” shall have the meaning set forth in Section 8.1.

“Service Contracts” shall have the meaning set forth in Section 4.1.

“Seller’s Obligations” shall have the meaning set forth in Section 4.2.

“Study Period” shall have the meaning set forth in Section 15.1.

“Tax” or “Taxes” shall mean all Federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture, unclaimed property and other taxes, and including any interest, penalties and additions imposed with respect to such amounts.

“Title Insurer” shall mean the First American Title Insurance Company.

“WARN Act” shall meaning set forth in Section 11.5.

“Warranties” shall have the meaning set forth in Section 3.1(j).

ARTICLE II
SALE AND PURCHASE OF ASSETS

2.1.                            Agreement to Sell and Purchase.  Subject to the terms and conditions of this Agreement and in consideration of the Purchase Price, on the Closing Date, Seller shall sell, transfer, convey and assign to Buyer (or its assignee as provided in Section 2.2), and Buyer (or its assignee) shall purchase from Seller, all of the Assets, other than the Excluded Assets, maintained or acquired by or on behalf of Seller in its ownership of the Facilities as well as all personal property used in the assisted living and independent living business currently being conducted by Seller at the Facilities (the “Business”), free and clear of any and all liens, claims, charges, pledges, security interests or other encumbrances of any kind or nature whatsoever, except for the Permitted Liens.

ARTICLE III
ASSETS AND EXCLUDED ASSETS

3.1.                            Assets.  The assets to be purchased by Buyer at the Closing include all of Seller’s right, title and interest in the following (collectively, the “Assets”):

(a)                                 The six (6) parcels of real property described in Exhibit A attached hereto, together with all of Seller’s right, title and interest in any real property contiguous thereto which lies within the dedicated area of any public road or alley, open or closed, to the center line there at, and all rights, ways, appurtenances and advantages belonging to the real property (collectively, the “Land”).

(b)                                 All buildings and other improvements on the Land (collectively, the “Improvements” and together with the Land, the “Property”).

(c)                                  All apparatus, computer equipment and hardware, machinery, vehicles, furniture, fixtures, equipment and other items of personal property whether or not located on the Property which is utilized for the operation and maintenance of the Facilities or the Business (other than any personal property of a Resident), including, but not limited to, all interior and exterior window treatments and floor, wall and ceiling coverings; partitions, doors and hardware; elevators, heating, plumbing and ventilating apparatus; gas, electric and steam fixtures; chutes, ducts and tanks; heaters, incinerators and boilers; air-cooling and air-conditioning equipment; lavatory fixtures; tools, building supplies, lobby decorations, kitchen appliances; and all additions thereto and replacements of the same (collectively, the “Building Service Equipment”).

(d)                                 All medical apparatus, furniture, fixtures, equipment and other items of personal property owned by Seller and located at and used in connection with the operation of the Facilities on the Closing Date (the “Medical Equipment”).

(e)                                  All consumable inventories of every kind and nature whatsoever, including, but not limited to, all pharmacy supplies, medical supplies, prescription and non-prescription drugs or equipment, office supplies, other supplies and foodstuffs, which are located at the Facility on the Closing Date (collectively, the “Inventory”).

(f)                                   All files, charts, other Resident information in Seller’s possession or control relating to all Residents occupying or using the Facilities on the Closing Date, including, but not limited to, all patient records, medical records, therapy records, pharmacy records, including, a complete computer printout of all clinical records and financial and accounting records, Resident Trust Funds records, litigation records, maintenance records, employment records for the Hired Employees (including all medical and health records and all non-medical records including evaluations, etc.), administrative compliance records, including, but not limited to, all state surveys and plans of correction, correspondence and any other written data which was utilized in connection with the operation of the Facilities or the Business (collectively, the “Records”).  To the extent that any Records have been removed from the Facilities, such Records shall be made available to Buyer at a convenient location or returned to the Facilities prior to the Closing.  Any deliveries made by Seller to Buyer shall be made in full compliance with all applicable Laws, including, but not limited to, HIPAA.

(g)                                 All proceeds of any award made for a taking of all or any part of the Land or the Improvements by any governmental authority pursuant to the exercise of its power of eminent domain (collectively, the “Awards”).

(h)                                 All assignable or transferable licenses, authorizations, approvals and permits issued by any Governmental Authority relating to the operation, ownership, use, occupancy or maintenance of the Facilities (collectively, the “Approvals”).

(i)                                    All assignable or transferable intangible property, benefits, and privileges relating or pertaining to the Facilities and the Business, including all of Seller’s right, title and interest in and to all environmental reports, hydrology studies, ADA surveys, soil reports, utility agreements (excluding Seller’s utility deposits which shall be returned to Seller at Closing), construction, equipment, and other indemnities, contractual and other rights, trademarks, service marks, trade names, applications, development rights and approvals, permits, approvals, plans, drawings, specifications, surveys, maps, engineering reports, assignable insurance proceeds, and all other intangible rights used in connection with or relating or pertaining to the ownership or operation of the Facilities or the Business (collectively, the “Intangible Property”).

(j)                                    All assignable or transferable warranties and guaranties presently in effect from contractors, suppliers or manufacturers of personal property installed in or used in connection with the Property or any work performed or improvements included as a part of the Property which are listed on Exhibit D attached hereto (collectively, the “Warranties”).

(k)                                 All Assumed Service Contracts.

(l)                                    All telephone numbers, telephone directory listings and advertisements used in or at the Facilities (the prepaid expenses of which shall be prorated at Closing).

(m)                             All assignable or transferable goodwill relating to or arising in connection with the ownership or operation of the Facilities or the Business.

(n)                                 All Resident Trust Funds.

(o)                                 All claims, causes of action and other legal rights and remedies of Seller, but not Seller’s Obligations, whether or not known as of the Closing Date, relating to or in connection with (i) Seller’s ownership of the Assets, or (ii) the operation of the Facilities or the Business that are reasonably necessary to preserve or obtain for the benefit of Buyer full rights to the Assets, but excluding causes of action and other legal rights and remedies of Seller (A) against Buyer with respect to the transactions contemplated by this Agreement, or (B) relating exclusively to the Excluded Assets.

3.2       Excluded Assets.  It is expressly agreed that Seller shall retain and Buyer shall not acquire the following assets (the “Excluded Assets”):

(a)                                 All Cash and all cash-like assets, excluding all Resident Trust Funds, as of the Closing Date.

(b)                                 All minute books, charter documents, stock record books, books and records pertaining to the organization, existence or capitalization of Seller, including, for the avoidance of doubt, all financial, accounting and tax records of or relating to Seller.

(c)                                  All books and records relating to any Excluded Assets.

(d)                                 All assets transferred or otherwise disposed of by Seller in the ordinary course of business and in accordance with this Agreement prior to the Closing.

(e)                                  All prepaid assets or refunds or credits of Taxes, as of the Closing Date.

(f)                                   All files, charts, and other information relating to all Residents who previously occupied or used the Facilities prior to the Closing Date and who are not Residents of the Facilities on the Closing Date.

(g)                                 All accounts receivable as of the Closing Date.

ARTICLE IV
ASSUMED OBLIGATIONS

4.1.                            Assumed Service Contracts.  Set forth on Exhibit B is a list of all material vendor, lease, service and other Contracts to which third-party vendors provide goods or services to the Facilities and to which Seller is a party (the “Service Contracts”).  Notwithstanding the preceding sentence, the term “Service Contracts” shall expressly exclude all Contracts entered into by ADK pursuant to which third-party vendors provide goods or services to the Facilities including, without limitation, ADK’s participation agreement with Forum Purchasing, LLC and the right to purchase goods and services thereunder. During the Study Period, Seller shall make available to Buyer at the Facilities copies or originals of all such Service Contracts.  At or prior to the end of the Study Period, Buyer shall notify Seller which of the Service Contracts it desires

Seller to assign to Buyer, and, unless any such Service Contracts shall have expired or been terminated by Seller for cause prior to the Closing, Seller shall assign all of its rights in such Service Contracts to Buyer effective as of the Closing Date.  After the end of the Study Period, Seller shall not terminate any such Service Contracts without the consent of Buyer.  If, as a condition to the assignment of any of the Service Contracts so designated by Buyer, it shall be necessary to cure any defaults thereunder, then, as a condition to such assignment, Seller may either perform such acts and/or pay such sums (if any) as shall be required to cure any such default.  If Buyer desires a Service Contract to be assigned and Seller does not cure a default with respect thereto, such Service Contract shall not be assigned to Buyer.  To the extent that any Consent is needed to assign any of the Service Contracts to Buyer, Seller shall use its reasonable efforts to obtain such Consent at its cost.  If such Consent has not been obtained on or prior to the Closing Date and the Closing occurs, this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof and no Obligations under such Service Contract shall be assumed by Buyer.  If any Consent shall not be obtained on or prior to the Closing Date and the Closing occurs:  (a) Seller shall use its reasonable efforts to obtain such Consent as promptly as practicable thereafter, and (b) if, in the reasonable judgment of Seller, such Consent cannot be obtained, such Service Contract shall not be assigned to Buyer.  The Service Contracts assigned by Seller to Buyer hereunder are referred to as the “Assumed Service Contracts.”  Buyer shall assume and undertake to perform any and all obligations under the Assumed Service Contracts assigned to it as aforesaid only with respect to Obligations arising after the Closing Date (the “Assumed Obligations”).  Except for the Assumed Obligations and those Obligations assumed by Buyer under Section 6.4(f) (with respect to New Cap Ex Obligations), Buyer shall not assume, perform or be responsible for any Obligations of Seller whether or not relating to the Assets or the Business.  Seller shall take whatever steps as may be required to terminate or cancel as of the Closing those Service Contracts which are not assigned to Buyer and Seller shall remove (or cause to be removed) from the Facilities any machinery or equipment which is subject to the unassigned Service Contracts.  Notwithstanding the foregoing, Seller shall not terminate or cancel any Service Contract which Buyer desires to assume but which is not assigned to Buyer at the Closing (because the requisite Consent has not been obtained), until such time as Seller determines that such Consent cannot be obtained.  In the event such Consent is obtained, then promptly thereafter, Seller shall assign such Service Contract to Buyer by an appropriate assignment and assumption agreement.

4.2.                            Seller’s Obligations.  Notwithstanding anything to the contrary contained herein, in no event shall Buyer assume, perform or be responsible for any of the following (collectively, “Seller’s Obligations”):  (a) any Obligation of Seller under Medicaid or any provider or other agreement relating to the Facilities, including, any amounts determined as a result of an audit or denial of a claim to be due by Seller under Medicaid because Seller has been overpaid during the period prior to the Closing Date or has received payments for which it is not entitled, (b) any Obligation under any Assumed Service Contract resulting from an act or omission of Seller occurring prior to the Closing Date, (c) any Obligation under any Service Contract not assumed by Buyer pursuant to and in accordance with Section 4.1, (d) any malpractice or other tort claim to the extent such claim is based upon acts or omissions of Seller occurring prior to the Closing Date, (e) any claim for breach of contract to the extent based on acts or omissions of Seller occurring prior to the Closing Date, (f) any accounts payable, Taxes, or other Obligation of Seller to pay money arising prior to the Closing Date, (g) any Obligations regarding the Resident

Trust Funds arising prior to the Closing Date or occurring or relating to occurrences prior to the Closing Date, (h) any payment in full of any costs associated with the prepayment of any existing debt, and (i) any other Obligation of Seller with respect to the Assets or the Business arising prior to the Closing Date or based on acts or omissions of Seller (or on behalf of Seller) occurring prior to the Closing Date.

ARTICLE V
CLOSING

5.1.                            Closing.  The Closing shall take place by the release of documents and funds held in escrow by the Escrow Agent at such time as may be mutually agreed upon by the parties hereto, but no later than December 31, 2012, unless Closing shall have been extended by mutual agreement of the parties.

ARTICLE VI
PURCHASE PRICE; ALLOCATION; RECORDATION COSTS; PRORATIONS

6.1.                            Purchase Price.  Buyer shall pay Twenty Two Million Three Hundred Seven Thousand Four Hundred Ninety and 00/100 Dollars ($22,307,490.00) to Seller as the purchase price for the Assets (the “Purchase Price”); as follows:

(a)                                 Within three (3) Business Days after the execution of this Agreement by both parties, Buyer shall deposit with the Title Insurer, as Escrow Agent, the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Deposit”) which shall be held by the Title Insurer in an interest-bearing account.  The Deposit and any interest thereon shall be fully refundable to Buyer until the end of the Study Period or shall, along with the Additional Deposit and any interest thereon, be applied towards the Purchase Price at the time of Closing.  In the event the purchase of the Assets does not occur for any reason, the party entitled to the Deposit shall be entitled to any interest earned thereon.  The Deposit shall be held by the Title Insurer pursuant to an Escrow Agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”). If Buyer does not terminate this Agreement on or before the expiration of the Study Period, Buyer shall, within two (2) Business Days after the expiration of the Study Period, deposit the sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) with the Escrow Agent (the “Additional Deposit”).  The Additional Deposit shall be held and disbursed as part of the Deposit.

(b)                                 At Closing, Buyer shall satisfy the principal balance of the HUD Loans for the Facilities (the “HUD Loans”), excluding the Vandalia HUD Loan.

(c)                                  At Closing, Buyer shall assume the HUD Loan secured by Hearth & Home of Vandalia, located in Vandalia, Ohio (the “Vandalia HUD Loan”). All reserves held in connection with the Vandalia HUD Loan shall be for the benefit of Buyer.

(d)                                 At Closing, Buyer shall execute and deliver to Seller a promissory note in the principal amount of Three Million Six Hundred Thousand and 00/100 Dollars ($3,600,000.00) bearing interest at the rate of Five Percent (5%) per annum with a maturity date of the earlier of (i) Buyer’s refinancing of the Vandalia HUD Loan or (ii) September 1, 2014 in the form attached hereto as Exhibit E (the “Seller Note”).  Interest on the Seller Note shall be paid monthly in arrears and the Seller Note shall be secured by Buyer’s pledge of the equity interest in the entity which will hold fee simple title to Hearth & Home of Vandalia, located in Vandalia, Ohio in the form attached hereto as Exhibit F (the “Pledge Agreement”).  The Seller Note shall be subject to set off by Buyer against any claims for indemnification from Seller pursuant to §21.1(a), (b), (c), (d), (e) or (f).

(e)                                  At Closing, Buyer shall pay to Seller the Purchase Price less (i) the principal balances of the HUD Loans, (ii) the Vandalia HUD Loan, (iii) the Seller Note and (iv) the Deposit (and all accrued interest thereon) (hereinafter referred to as the “Cash Consideration”), by wired funds received by the Title Insurer at or before 4:00 p.m., Eastern Standard Time, on the Closing Date in accordance with written wiring instructions provided to Buyer by the Title Insurer.  All reserves held in connection with the HUD Loans (other than the Vandalia HUD Loan) shall be first applied to any prepayment penalties due in connection with the payoff of the HUD Loans (other than the Vandalia Loan) and Cap Ex Obligations that are agreed to by the parties and identified as such on Exhibit G and the remaining balance of such reserves shall be returned to Seller at or following the Closing and Seller shall be entitled to retain such reserves without reduction to the Purchase Price.

6.2.                            Recordation Costs.  Seller shall pay the cost of any recording fee and any state or county recordation tax or other transfer fee incurred in recording the deed or any related documents among the real property records of the applicable counties in which the Facilities reside.  Buyer shall pay for (i) one-half the costs of any title insurance, (ii) the costs of real property surveys and other inspections or tests with respect to the Facilities, (iii) its own legal fees, and (iv) the amount of net adjustments (as described below), if any, to be paid to Seller.  Seller shall pay (i) one-half the costs of title insurance, (ii) any amounts expressly assumed in this Agreement, (iii) its own legal fees and (iv) the amount of net adjustments (as described below), if any, to be paid to Buyer.

6.3.                            Prorations.  In addition to any other customary items, the following items are to be apportioned on a pro-rata basis as to ownership as of Closing Date:

(a)                                 Any real property tax or assessment affecting the Property as of the Closing Date that is payable in one or more annual installments shall be apportioned between the parties as of Closing, based on the tax or installment due for the taxing period in which Closing occurs.

(b)                                 Water, gas, electric and other utility charges, and sewer and waste water charges, shall be adjusted as of the Closing Date.  If there are meters measuring the consumption of any utility or other service to the Property, then Seller shall cause the meters to be read not more than one (1) day before the Closing Date.  For metered service, Seller shall pay the utility bills for services rendered prior to the readings, and Buyer shall pay the utility bills for the services rendered after the readings.

(c)                                  Costs under the Assumed Service Contracts shall be paid through the Closing Date by Seller, and shall otherwise be terminated or assumed as described in Section 4.1.

(d)                                 Buyer shall reimburse Seller for the costs of fuel oil, if any, purchased by Seller for use at the Facilities, on the Closing Date.

(e)                                  Rent/Residents’ Occupancy Fees.

(i)                                    Any rent or Residents’ occupancy fees accrued for any period ending before the Closing Date (1) which is paid to Seller before Closing shall be retained by Seller, or (2) which is due but unpaid as of Closing shall not be adjusted between Seller and Buyer, and Seller shall bear and retain the risk and the burden of collecting the same; provided, that if after Closing Buyer is actually paid any such rent or fees, Buyer shall (after first applying such payment to the payment of any rent or Residents’ occupancy fees which has then accrued) remit to Seller the balance remaining after such application.

(ii)                                Any rent or Residents’ occupancy fees accruing for the month during which Closing occurs (1) which is paid before Closing, shall be adjusted between Seller and Buyer, at and as of Closing, or (2) which is paid to either party hereto after Closing, shall be adjusted if, as and when collected, between Seller and Buyer as of Closing, and the respective amounts thereof due to the parties hereto shall be paid to them promptly thereafter by the party to which such rent or fees was remitted.

(iii)                            At Closing, Seller shall deliver to Buyer a schedule of any and all unpaid rent or Residents’ occupancy fees accrued before Closing, and shall by such delivery be deemed to have warranted to Buyer the truth, completeness and accuracy of such schedule, which warranty shall survive Closing.

(f)                                   Capital Improvement Costs.

(i)                                    Capital improvement repairs and expenses, including without limitation construction costs, insurance premiums related to the construction, construction bond fees and all other out-of-pocket costs which are the obligation of Seller under any capital improvement or repair contract (“Cap Ex Obligations”), shall be allocated between the parties according to whether such obligations arose prior to Closing, regardless of the expected completion date for such repairs.  Cap Ex Obligations that exist as of the date of this Agreement are the “Existing Cap Ex Obligations,” and are set forth on Exhibit G attached hereto.  Cap Ex Obligations that arise prior to the Closing but after the date of the Study Period Agreement or capital repairs that commence during the pendency of this Agreement, and are approved by Buyer upon notice from Seller, are the “New Cap Ex Obligations.”

(ii)                                Existing Cap Ex Obligations, to the extent not previously paid for by Seller, shall be withheld from the Purchase Price at Closing, and placed in escrow with the Escrow Agent.  Seller shall be responsible for paying such Existing Cap Ex Obligations which work will be performed by or on behalf of Buyer.  Seller shall be entitled to utilize the Existing Cap Ex Obligations escrow for payment of the Existing Cap Ex Obligations and, upon written request from Seller, the Escrow Agent shall make such disbursements provided Buyer shall have approved such disbursements (not to be unreasonably withheld or delayed).  If Seller fails to pay within ten (10) days after the submission of an invoice for such Cap Ex Obligations, then the Escrow Agent shall release funds to Buyer sufficient to pay such invoice.  If there are any funds remaining in the escrow after the payment, in full, of such Existing Cap Ex Obligations, such excess shall be paid to Seller.  If the amount in escrow is insufficient for such purpose, then Seller shall, within fifteen (15) Business Days, pay for such deficiency upon request, accompanied by evidence of the deficiency.  Seller shall cause all Cap Ex Obligations related repairs, improvements and construction that are performed prior to Closing, to be done in a workmanlike manner, free and clear of all liens and encumbrances.

(iii)                            Buyer shall reimburse Seller for the costs of New Cap Ex Obligations properly performed and paid for by Seller to the extent such New Cap Ex Obligations were approved in writing by Buyer.  Buyer shall assume the obligation to perform and pay for all New Cap Ex Obligations not paid for by Seller.

(iv)                             After the end of the Study Period, Seller agrees that it shall not consent to or permit to occur any change order or addition to Cap Ex Obligations or changes in the cost, timing or scope of work or specifications with respect to Existing Cap Ex Obligations or New Cap Ex Obligations without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed.  If Buyer is responsible for completing capital improvements pursuant to the foregoing provisions of this subsection (f), then at Closing Seller shall assign to Buyer all contracts related to such construction, pursuant to an assignment in form and substance acceptable to both parties.

Buyer and Seller shall cooperate to produce prior to Closing a schedule of prorations to be made under this Section 6.4 on Closing as complete and accurate as reasonably possible.  All prorations which can be accurately or reasonably estimated as of Closing shall be made at Closing.  All other prorations, and adjustments to initial estimated prorations, shall be made by the parties with due diligence and cooperation within thirty (30) days following Closing, or such later time as may be required to obtain necessary information for proration, by immediate cash payment to the party yielding a net credit from such prorations from the other party.

ARTICLE VII
TITLE AND POSSESSION

7.1.                            Deed.  At Closing, Seller shall convey the Property to Buyer in fee simple, by a limited warranty deed in the form attached as Exhibit H, subject only to the operation and effect of the following:

(a)                                 Any restrictions or regulations affecting the Property by virtue of any zoning, administrative or other law or regulation of any Governmental Authority having jurisdiction over the same, whether now or hereafter in effect;

(b)                                 The lien of real estate taxes for 2012 and subsequent years, not yet due and payable; and

(c)                                  Those items set forth in Section B-II of Buyer’s approved title commitment for the Property to be issued by the Title Insurer.  The items listed in clauses (a) through (c) are, collectively, the “Permitted Encumbrances.”

7.2.                            Title.

(a)                                 Seller shall transfer fee simple, good and marketable title to the Property to Buyer, subject only to the Permitted Encumbrances, which title shall be insurable by the Title Insurer at its standard rates.  If the title commitment issued to Buyer during the Study Period contains any lien or encumbrance other than a Permitted Encumbrance, or reveals any matter which causes Seller’s fee simple title to the Property to not be good and marketable of record, then Buyer shall give Seller written notice of the same within ten (10) days after Buyer’s receipt of the title commitment or proforma from the Title Insurer.  Subject to the provisions of Sections 6.1(b) and (c) above, Seller shall discharge any mortgage liens, monetary liens, mechanics liens, judgment liens or any lien, encumbrance, covenant or restriction at or prior to Closing, or extend the Outside Closing Date for such time as is reasonably necessary to cure or remove the objection, not to exceed thirty (30) days.

(b)                                 If Seller is unable to cure an objection, Seller shall give Buyer written notice of Seller’s inability to cure.  In such event, Buyer shall have the option to either (i) waive its objection and proceed to Closing (without any reduction in the Purchase Price), or (ii) in addition to its other rights and remedies under Section 19.3, to terminate this Agreement by giving Seller written notice of such termination within five (5) days after receipt of the non-cure notice from Seller.  If Buyer terminates this Agreement, then the Deposit, and any interest thereon, shall be returned to Buyer and neither party shall have any further obligation to the other except as provided in Sections 15.1(c) (relating to damages to property) and 22.1 (relating to broker’s commissions).

(c)                                  Bill of Sale.  At Closing, Seller shall sell, assign, convey, transfer, and set over to Buyer good and marketable title to the Building Service Equipment, Medical Equipment, Inventory, Records, Awards, Approvals, Intangible Property, Warranties, Property Information, goodwill and other Assets being sold hereunder (other than the Property) (collectively, the “Personal Property”), by a bill of sale in substantially the form attached hereto as Exhibit I (the “Bill of Sale”).  Seller hereby agrees to indemnify and hold Buyer harmless against any liability incurred because of any non-payment of any Tax which may be imposed upon the sale of any Personal Property.  The parties’ rights and obligations under this Section 7.2(c) shall survive Closing.

(d)                                 Possession and Burden of Risk.  At Closing, Seller shall deliver to Buyer possession of the Personal Property, subject to all rights of occupancy under the Residents’ occupancy agreements, in substantially the same condition as the condition on the date hereof, subject to reasonable wear and tear.  Until Closing, Seller shall bear the risk of any damage to or destruction of any Personal Property.

(e)                                  Assignment and Assumption Agreement.  At Closing, Seller and Buyer shall execute and deliver an Assignment and Assumption Agreement covering all Resident Trust Funds and the Assumed Service Contracts, substantially in the form attached hereto as Exhibit J (the “Assignment and Assumption Agreement”), by which Seller assigns to Buyer all of Seller’s right, title and interest in and to the Resident Trust Funds and Assumed Service Contracts.

ARTICLE VIII
MEDICAID PROVIDER AGREEMENTS

8.1.                            Seller’s Medicaid Provider Agreements.  Buyer hereby elects not to assume and shall not assume Seller’s right and interest in and to Seller’s Medicaid provider numbers and Medicaid provider reimbursement agreements with respect to Facilities.  Seller shall terminate its Medicaid Provider Agreements and surrender its Medicaid provider numbers as of the Closing Date.  Promptly after the execution of this Agreement, Seller and Buyer shall each notify the Ohio Department of Job & Family Services advising of the change in ownership of the Business and the Facilities from Seller to Buyer, and shall include in such notices all information required to be provided to the Department in connection with said change in ownership, in sufficient time to permit the Closing to occur on or before the intended Closing Date

ARTICLE IX
CHANGE OF OWNERSHIP OF THE FACILITIES

9.1.                            Licensure Approvals.  Promptly after the receipt of a fully executed copy of this Agreement, Buyer shall file all applications and other documents required by the State of Ohio for the issuance of all licenses and permits necessary to operate the Facilities under the laws of the State of Ohio (the “Licensure Approvals”).  Seller hereby agrees to cooperate with Buyer in obtaining the Licensure Approvals.  Buyer shall, from time to time, upon request of Seller, advise Seller of the status of Buyer’s efforts to secure the Licensure Approvals.  Seller shall be solely responsible for any and all costs (not to exceed $100,000.00) associated with the change of ownership process including, but not limited to, any physical plant or other changes required to bring the Facilities into compliance with the currently effective licensure and certification or other legal requirements if and to the extent it is not currently in such compliance and such compliance is required as a matter of State or Federal law.  To the extent the costs referenced in the preceding sentence exceed $100,000.00 and Seller refuses to pay such excess costs after receipt of written notice from Buyer, Buyer may (i) pay such costs in excess of $100,000.00 or (ii) terminate this Agreement and receive a refund of the Deposit together with accrued interest.

9.2.                            Cooperation in Transition of the Business.  Seller and Buyer shall cooperate with each other to effectuate a smooth and orderly transition of the ownership and operation of the Facilities and the Business.

ARTICLE X
TRANSFER OF RESIDENT TRUST FUNDS

10.1.                     Resident Trust Funds.  On the Closing Date, Seller shall deliver to Buyer an accounting and inventory of (a) any and all sums which Seller is holding, or is charged with holding, for or for the account of the Residents of the Facilities on the Closing Date, (b) any interest or payment in lieu of interest accruing before Closing on any such sums under the provisions of any occupancy agreement or instrument related thereto, or under applicable law, for which Seller is liable to the Residents and which has not been paid to the Residents before Closing, and (c) any and all property of the Residents being held by Seller as of the Closing Date in trust for Residents (collectively, “Resident Trust Funds”), together with a schedule listing each such Resident, the amount of Cash being held by Seller for or on account of such Resident, the respective Resident occupancy agreement under which it is being held and the manner in which the amount thereof was calculated, which schedule shall be certified by Seller to Buyer as being true, accurate and complete in all respects.  On the Closing Date, Seller shall transfer the Resident Trust Funds to Buyer and Buyer shall accept the same in trust for the Residents and be solely accountable to the Residents for such Resident Trust Funds in accordance with the terms of this Agreement, the Residents’ occupancy agreements and applicable statutory and regulatory requirements.  Buyer shall have no responsibility to the applicable Resident or regulatory authority with respect to any Resident Trust Funds delivered by Seller to Buyer for claims which arise or from actions or omissions of Seller with respect to the Resident Trust Funds occurring before the Closing Date.  Seller shall have no responsibility to the applicable Resident or regulatory authority with respect to any Resident Trust Funds delivered to Buyer for claims which arise from actions or omissions of Buyer with respect to the Resident Trust Funds occurring on or after the Closing Date.  Buyer shall indemnify Seller against any liability to any such Resident or Tenant or other Person for any Resident Trust Funds delivered to Buyer, as aforesaid, and Seller shall indemnify Buyer against any liability to any Resident for any Resident Trust Funds not delivered to Buyer, as aforesaid, each of which obligations shall survive Closing.

ARTICLE XI
EMPLOYEES

11.1.                     Termination of Seller’s Employees.  Seller shall terminate all of the employees of the Facilities effective as of 11:59 p.m. on the day immediately prior to the Closing Date.  Unless otherwise agreed by Seller and Buyer, Seller shall pay directly to such employees any unpaid wages and/or accrued benefits which are due and payable to the employees of the Facilities as of the Closing Date.  Seller shall provide Buyer with a list of employees at least fifteen (15) Business Days prior to the Closing Date and shall permit Buyer, in cooperation and coordination with Seller, to meet with the employees of the Facilities prior to the Closing Date and to advise them of Buyer’s proposed plans with respect to the hiring of the employees of the Facilities and the benefits which will be offered to the employees of the Facilities.  Except as set forth on Exhibit K, Seller has not terminated the employment of any employee of the Facilities within sixty (60) days prior to the date hereof, and, after expiration of the Study Period, except after notice to Buyer, Seller will not terminate any employee’s employment.

11.2.                     Hired Employees.  Buyer agrees to cooperate with Seller to provide information concerning which Facilities employees (“Facilities Employees”) are retained by Buyer and the service descriptions and salary levels for any such Facilities Employees.  Such employees whose employment is continued shall be referred to as the “Hired Employees.” Seller or its Affiliates shall have the right (but not the obligation) to employ or offer to employ any employee who Buyer does not offer employment to or who declines Buyer’s offer of employment; provided, however, that Seller shall not actively solicit such employees.  For a period of three (3) year after the Closing Date, Seller agrees not to solicit any of the Hired Employees while they remain in the employment of Buyer for employment at any other facility owned or operated by Seller or its Affiliates; provided, however, for purposes hereof the placement of an advertisement in a publication of general circulation which is seen by such Hired Employees shall be not be deemed to be solicitation of such employees.

11.3.                     Employee Benefits.  Seller shall offer and provide, as appropriate, group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of the Employee Retirement Income Security Act of 1974 (“ERISA”) and Section 4980B of the Internal Revenue Code (“COBRA”) to all of the employees of the Facilities to whom it is required to offer the same under applicable law.  Seller acknowledges and agrees that Buyer is not assuming any of Seller’s obligations to its employees under COBRA or otherwise.  As of the Closing Date, all Hired Employees who participate as of the Closing Date in group health insurance coverage sponsored by Seller shall be eligible (subject to the terms and conditions of Buyer’s health and welfare plans) for participation in a group health plan (as defined for purposes of Internal Revenue Code Section 4980B) established and maintained by Buyer for the general benefit of its employees but shall be subject to all such deductibles as if they become new members on the Closing Date unless (x) they are under a waiting period with Seller at the Closing Date, in which case they shall be required to complete their waiting period while under Buyer’s group health plan or in accordance with the terms of Buyer’s benefit plan, or (y) they were subject to a pre-existing condition exclusion while under Seller’s group-health plan, in which case they shall be subject to the same exclusion while in Buyer’s group health plan or in accordance with the terms of Buyer’s benefit plans, which exclusion shall, if applicable, be subject to the same time limitation while said employees are in Buyer’s employ as was applicable thereto while said employees were in Seller’s employ, with the time limit calculated from the date the same commenced while said employees were in Seller’s employ.

11.4.                     Compliance With WARN Act.  Seller and Buyer acknowledge and agree that the provisions of this Article XI are designed solely to ensure that Seller is not required to give notice to the employees of the Facilities of the “closure” thereof under the Worker Adjustment and Retraining Act (the “WARN Act”) or any other comparable state laws.  Nothing in this Article X shall create any rights in favor of any Person not a party hereto, including the Facilities Employees, or constitute an employment agreement or condition of employment for any employee of Seller or any Affiliate of Seller.

ARTICLE XII
ACCOUNTS RECEIVABLE

12.1.                     Accounts Receivable.  Seller shall retain whatever right, title and interest it may have in and to all outstanding accounts receivable with respect to the Facilities which relate to the period prior to the Closing Date, including, but not limited to, any accounts receivable arising from rate adjustments which relate to the period prior to the Closing Date even if such adjustments occur after the Closing Date (“Seller’s A/Rs”).  Seller acknowledges that Buyer owns all accounts receivable arising from services provided by or at the Facilities on or after the Closing Date (“Buyer’s A/Rs”).

12.2.                     Receipts by Buyer.  In furtherance and not in limitation of the requirements set forth in Section 12.1, payments received by Buyer on or after the Closing Date from third-party payors, including, but not limited to, Medicaid, VA, managed care and health insurance, shall be handled as follows:

(a)                                 If such payments either specifically indicate on the accompanying remittance advice, or if the parties agree that they relate to the period prior to the Closing Date, they shall be forwarded by Buyer to Seller, along with the applicable remittance advice, within seven (7) Business Days after receipt thereof; and

(b)                                 If such payments indicate on the accompanying remittance advice, or if the parties agree that they relate to the period on or after the Closing Date, they shall be retained by Buyer.

12.3.                     Receipts by Seller.  Payments received by Seller on or after the Closing Date from third-party payors, including, but not limited to, Medicaid, VA, managed care and health insurance, shall be handled as follows:

(a)                                 If such payments either specifically indicate on the accompanying remittance advice, or if the parties agree that they relate to the period on or after the Closing Date, they shall be forwarded by Seller to Buyer, along with the applicable remittance advice, within seven (7) Business Days after receipt thereof; and

(b)                                 If such payments indicate on the accompanying remittance advice, or if the parties agree that they relate to the period prior to the Closing Date, they shall be retained by Seller.

12.4.                     Other Receipts.  If the remittance advice indicates or the parties agree that any payment relates to periods both prior to and on or after the Closing Date, the party receiving the payment shall forward the amount relating to the other party’s operation, along with the applicable remittance advice, within seven (7) Business Days after receipt thereof.  If the remittance advice does not indicate the period to which a payment relates or whether it is for Seller or Buyer, or if there is no accompanying remittance advice, or the payment is not otherwise identifiable using commercially reasonable efforts, and if the parties do not otherwise agree as to how to apply such payment, then 100% of such payments received within the first one hundred eighty (180) days after the Closing Date shall be deemed to have been collected in respect of Seller’s A/R due from the payee in respect of services provided prior to the Closing Date.  All such payments received in excess of the amount of Seller’s A/R due from said payee and all such payments received after the 180th day after the Closing Date shall be deemed to have been collected in respect of Buyer’s A/R from said payee.  All such payments received by Buyer but which are deemed to be due Seller under this Section 12.4 shall be forwarded by Buyer to Seller within seven (7) Business Days after receipt thereof, and all such payments received by Seller but which are deemed to be due Buyer under this Section 12.4 shall be forwarded by Seller to Buyer within seven (7) Business Days after receipt thereof.  All such payments received by Seller which are deemed to have been collected in respect to Seller’s A/R shall be retained by Seller and all such payments received by Buyer which are deemed to have been collected in respect to Buyer’s A/R shall be retained by Buyer.

12.5.                     Accounting for Accounts Receivable.

(a)                                 As soon as reasonably possible but not later than twenty (20) Business Days after the Closing Date, Seller shall provide Buyer with a schedule of Seller’s A/Rs listing by patient the amounts due as of the Closing Date and the respective payees.

(b)                                 For a period of six (6) months following the Closing Date, Buyer shall provide Seller with (i) an accounting by the 20th day of each month setting forth all amounts received by Buyer during the preceding month with respect to Seller’s A/Rs which are listed on the schedule provided by Seller pursuant to Section 12.5(a), and (ii) copies of all remittance advices relating to such amounts received and any other reasonable supporting documentation as may be required for Seller to determine the Seller’s A/Rs that has been paid.  Buyer shall deliver such accounting to Seller at Seller’s record address in this Agreement.

(c)                                  For a period of six (6) months following the Closing Date or until Seller receives payment of all accounts receivable attributed to the operation of the Facility prior to the Closing Date, whichever is sooner, Seller shall provide Buyer (no less frequently than monthly) with (i) an accounting setting forth all amounts received by Seller with respect to Buyer’s A/Rs using the same type of schedule as that provided by Seller pursuant to Section 12.5(a), and (ii) copies of all remittance advices relating to such amounts received and any other reasonable supporting documentation as may be required for Buyer to determine the Buyer’s A/Rs that have been paid.  Seller shall deliver such accounting to Buyer at the following address:  Easton Town Center, 4100 Regent St., Suite F., Columbus, Ohio 43219, Attention:  Roger C. Vincent, President.

(d)                                 For a period of one (1) year following the Closing Date, Buyer and Seller shall, upon reasonable notice and during normal business hours, have the right to inspect all cash receipts of the other party in order to confirm the other party’s compliance with the obligations imposed on it under this Article XII.  Notwithstanding the foregoing, if such information can be transmitted through electronic mail, then Buyer and Seller may satisfy their obligations under this Section 12.5 in that manner.

ARTICLE XIII
REPRESENTATIONS AND WARRANTIES

13.1.                     Seller’s Representations.  To induce Buyer to enter into this Agreement, Seller (jointly and severally) hereby represents and warrants to Buyer as of the date of this Agreement and re-states as of the Closing Date, as follows:

(a)                                 Seller has been duly organized and is validly existing, is in good standing in Ohio, its state of formation, and is qualified to do business and is in good standing in each of the states in which it owns property or does business.  Seller has full power and authority and possesses all material governmental Approvals necessary to enable it to own, license, possess, lease or otherwise hold its properties and assets and to carry on the Business and to operate the Facilities as presently conducted.

(b)                                 Seller has the full right, power and authority to execute this Agreement and to consummate the sale of Assets and the other transactions contemplated by this Agreement.  The Person executing this Agreement on behalf of Seller is authorized to do so. Seller has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.  The execution and delivery by Seller of this Agreement and the other documents contemplated hereby do not, and the consummation of transactions contemplated by this Agreement and compliance by Seller with the terms hereof, do not, and will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or result in the creation of any lien or encumbrance upon any of the assets or properties of Seller under, any provision of (i) the organizational documents of Seller, (ii) any Contract to which Seller is a party or by which any of its assets or properties is bound, or (iii) any judgment, writ, order or decree or Law that is applicable to Seller or its assets or properties.  No Consent of, or registration, declaration or filing with (A) any Governmental Authority, or (B) any other Person, is required to be obtained or made by or with respect to Seller, in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(c)                                  Seller has good and marketable title to the Property free and clear of all liens and encumbrances except for the Permitted Encumbrances and the Vandalia HUD Loan.  Seller has neither created, nor authorized any other party to create, any lien or encumbrances on the Property, other than the Permitted Encumbrances.  To Seller’s knowledge, there are no pending real estate assessment protests or proceedings with respect to the Property.  Seller has title to all Personal Property and the execution and delivery to Buyer of the Bill of Sale shall vest title to all the Personal Property in Buyer, free and clear of liens and encumbrances.  No Person has the right to purchase all or any of the Assets or any interest in Seller (except for the securities of ADK).

(d)                                 The Assets are sufficient to permit the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.

(e)                                  Except as set forth on Exhibit L attached hereto, there are no Approvals or Consents necessary or required to own, operate or use the Facilities or to operate the Business (“Required Permits”).  Seller has a current certificate of occupancy and it and/or Seller’s agents have all the other Required Permits necessary or required for the ownership and operation of the Facilities and the Business.  All Required Permits are in full force and effect and are not subject to any claim, default, condition, sanction or penalty.  Seller has delivered to Buyer true, correct and complete copies of the most recent Required Permits necessary or required for the ownership and operation of the Facilities and the Business.

(f)                                   Except as described on Exhibit M attached hereto, there are no deficiencies described in any survey of the Facilities conducted by any Governmental Authority that has not been corrected or otherwise remedied.

(g)                                 No taking by power of eminent domain or condemnation proceeding has been instituted or threatened for the permanent or temporary taking or condemnation of all or any portion of the Property.

(h)                                 No labor has been performed or materials furnished at the request or direction of Seller that could result in a materialman’s or mechanic’s lien filed against the Property except as shall be fully paid or released prior to Closing.  All real estate taxes on the Property that have become due and payable prior to Closing have been or will be paid by Closing.

(i)                                    Except as set forth in Exhibit N, as of the date hereof, there are no actions, suits, material labor disputes or arbitrations, legal or administrative proceedings or investigations pending against Seller, the Business or the Facilities, and to the Knowledge of Seller, no actions, suits, material labor disputes or arbitrations, legal or administrative proceedings or investigations are contemplated or threatened against Seller in connection with the Facilities, nor is any basis known by Seller to exist for any such action or for any governmental investigations relating to the Business or the Facilities.  Except as set forth on Exhibit O, there are no pending actions against Seller or relating to the Assets or the Business and no such actions have been commenced within the last three (3) years.

(j)                                    Seller has complied in all material respects with each, and is not in violation of any, Law, to which it or the Facilities or the Business is subject, and has not failed to obtain any permit, or other governmental authorization or inspection necessary to the ownership or use of the Assets or to the conduct of the Business, including, the Federal Medicaid Statutes. Except as set forth on Exhibit M, Seller has not received any notice of any violations of any Law, nor does Seller have Knowledge of any such violations, including, without limitation, violations of: state licensing requirements for operation of the Facilities as nursing facilities, safety, handicapped accessibility, ADA, health, environmental, fire, zoning or subdivision laws, ordinances, codes and regulations.  To Seller’s knowledge, the Improvements are not presently in violation of any applicable building codes or other applicable laws.

(k)                                 All environmental and property condition reports that are in Seller’s possession have been delivered to Buyer and Seller has not received any notice of litigation, condemnation or violation of governmental or environmental requirements relating to the Property.  Seller has received no notice that hazardous or toxic substances, materials or wastes, pollutants or contaminants (including, without limitation, petroleum and petroleum products, asbestos and PCBs) have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, dumped or allowed to escape or threaten to release on, at, under or from the Property, and to Seller’s knowledge, the Property is in material compliance with all Environmental Laws, and there have been no environmental proceedings with respect to the Property.  As used herein, “Environmental Law” means all federal, state, or local laws, ordinances, requirements and regulations relating to waste disposal or protecting the environment, including without limitation.  (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601, et seq.), as amended (“CERCLA”); (ii) the Solid Waste Disposal Act (42 U.S.C. §§ 6901, et seq.), as amended; (iii) the Clean Air Act (42 U.S.C. §§ 7401, et seq.), as amended; (iv) the Clean Water Act (33 U.S.C. § 1251), as amended; (v) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801, et seq.), as amended; (vi) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136, et seq.), as amended; (vii) the Safe Drinking Water Act (41 U.S.C. § 300f, et seq.), as amended; (viii) the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.) and (ix) the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.).

(l)                                    Within the last three (3) years, Seller has not made or pursued any claim under any insurance contracts, binders or policies relating to the Assets or the Business (the “Insurance Policies”)except as otherwise listed within Exhibit O. Seller has not received from any insurance company which carries insurance on any of the Facilities or the Business, or any board of fire underwriters, any notice of any defect or inadequacy in connection with the

Facilities or the Business, or its operation, or request for the performance of any repairs, alterations or other work, and Seller has no knowledge of any such defect or inadequacy which might increase the premium or cause the cancellation of any of the Insurance Policies.

(m)                             [Intentionally Omitted]

(n)                                 Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(o)                                 The Resident roll attached hereto as Exhibit P is a complete and accurate schedule of all the Residents as of the date hereof.  Seller has not accepted any advance payment of more than thirty (30) days from any Resident.

(p)                                 Attached as Exhibit Q is a copy of the audited balance sheet of Seller as of December 31, 2011 (the “Balance Sheet”), the audited statement of income and cash flows of Seller for the fiscal year ended December 31, 2011, and the unaudited statement of income and cash flows of Seller for the period ended September 31, 2102 (the financial statements described in this sentence, collectively, the “Financial Statements”).

(i)                                    The Financial Statements have been prepared, in all material respects, in conformity with accounting principles generally accepted in the United States of America, consistently applied (so-called “GAAP”) (except in each case as described in the notes thereto and, in the case of the unaudited financial statements, subject to normal year-end audit adjustments) and reflects the financial condition, results of operations, cash flows and changes in partners’ equity of Seller and as of the respective dates thereof and for the respective periods indicated.  Since December 31, 2011, there have been no changes in Seller’s methods of accounting for tax or financial statement purposes.  Other than as set forth in the Financial Statements or arising in the ordinary course of business since such date, there are no other material Obligations of Seller.

(ii)                                Since December 31, 2011, to the date of this Agreement, Seller has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted.  From the date of the Balance Sheet to the date of this Agreement and except as disclosed on Exhibit Q, Seller has not taken any action that, if taken after the date of this Agreement without the consent of Buyer, would constitute a breach of Section 14.2.

(q)                                 Seller, has not received any notification as of the date of this Agreement from any party to a Contract that such party intends to terminate, discontinue or not proceed with such Contract or otherwise received any notification as of the date of this Agreement of any possible disruption to the Business as a result of the execution of this Agreement or the sale of the Assets.

(r)                                  Seller has complied with and performed all of its Obligations required to be performed under all material Service Contracts relating to or in connection with the Facilities, or the Business or to which Seller is a party or by which it or the Assets are bound (whether as an original party or as an assignee or successor) as of the date hereof, and is not in default in any material respect under any Service Contract, undertaking, commitment or other Obligation; and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default thereunder in any material respect.  No party has failed to comply with or perform the Obligations required to be performed under any material Contract to which Seller is a party (whether as an original party or as an assignee or successor) as of the date hereof, and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default by such party thereunder. Except as set forth on Exhibit B, all Service Contracts are valid, binding and in full force and effect and are enforceable by Seller in accordance with their terms.  In addition, except as disclosed on Exhibit B, there are no facts or circumstances which make a default by any party to any material contract or obligation likely to occur subsequent to the date hereof.

(s)                                   Seller has not (i) made a general assignment for the benefit of its creditors, (ii) instituted, or been the subject of, any proceeding to be adjudicated bankrupt or insolvent or consented to the institution of bankruptcy or insolvency proceedings against it, (iii) filed a petition, answer or consent seeking reorganization or relief under any applicable Federal or state bankruptcy law or consented to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or of any part of its property, or (iv) admitted in writing its inability to pay its debts generally as they become due.

(t)                                    Seller is not an employee benefit plan as defined in Section 3 (3) of the Employee Retirement Income Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), and none of the Assets constitute “plan assets” as defined in Department of Labor Regulation Section 2510.3-101.

(u)                                 In connection with the Facilities and the Business, Seller and each employee or individual or entity furnishing healthcare related services under arrangement (collectively, the “Health Care Providers”), to the extent required, is, to the Knowledge of the Seller, licensed under the applicable Laws of their state and, to the Knowledge of the Seller, each Health Care Provider has complied with all Laws, relating to the rendering of health care services.  To the Knowledge of the Seller, no Health Care Provider has:

(i)                                    had his or her professional license, Drug Enforcement Agency number or Medicare or Medicaid provider status, or participation in any other healthcare plan of a third-party payor suspended, relinquished, terminated or revoked;

(ii)                                been reprimanded, sanctioned or disciplined by any licensing board or any Federal, state or local society, agency, regulatory body, Governmental Authority, hospital, third-party payor or specialty board;

(iii)                            had a final judgment or settlement entered against him or her in connection with a malpractice or similar action; or

(iv)                             has engaged in, undertaken or accused, charged or convicted of criminal conduct or act.

(v)                                 Neither Seller nor any of its respective partners, officers, directors, employees, agents or Affiliates has offered, paid, or agreed to pay to any Person, including any governmental official, or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose or with the intent of obtaining or maintaining business for Seller or any Affiliate or otherwise affecting the business, operations, prospects, properties, or condition (financial or otherwise) of Seller, and which is or was in violation of any Law, or not properly and correctly recorded or disclosed on the books and records of Seller.  Seller has not engaged in any transaction, maintained any bank account or used any other funds except for transactions, bank accounts and funds which have been and are properly and correctly reflected in the normally maintained books and records of Seller.

(w)                               To Seller’s knowledge, Seller is in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment, compensation, wages and hours, health and safety, labor relations and plant closings, including all applicable foreign laws, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, Occupational Safety and Health Act, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, and ERISA.  Seller is not a party to any collective bargaining agreement or labor contract.

(x)                                 In connection with the Facilities, Seller participates in the Medicaid Waiver Program (the “Program”).  With respect to the Facilities, Seller does not participate in the Medicare Program. A list of and copy of its existing Medicaid Waiver contract and reimbursement agreements and all business and provider numbers pertaining to Seller or, if such contracts do not exist, other documentation evidencing such participation (collectively, the “Program Agreement”) is set forth on Exhibit R attached hereto.  Seller is in material compliance with all of the terms, conditions and provisions of the Program Agreements.  Seller is in compliance with rules and policies respecting the Program Agreement and third-party payor contract, including all certification, billing, reimbursement and documentation requirements, and there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation or non-renewal affecting the Program Agreement or third-party payor contracts.

(y)                                 In connection with the Facilities, no notice of suspension, cross-recoupment, sanction or any other material offsets against future reimbursements under or pursuant to the Program has been received by Seller, nor is there any basis therefor.  With respect to the Program, there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements for any material amounts.  Seller has not been subject to or threatened with any loss as a result of any utilization review denials with respect to the Program or any third-party payors during the past twelve (12) months, nor has Seller received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Program.

(z)                                  Seller has filed all material Tax Returns that it was required to file for any taxable period beginning before the Closing Date for which the statutory period of limitations for the assessment of Tax has not yet expired and all material Taxes owed by Seller for such taxable periods (whether or not shown as due on such Tax Returns) have been paid.  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS Tax Returns required with respect thereto have been properly completed and timely filed.  If at the Closing Date all or any part of the Assets is or has been affected by any one or more assessments which are or may become payable in annual installments of which the first installment is then a charge or lien, or has been paid, for the purpose of this Agreement all of the unpaid installments of any such assessment, including those that are due and payable after the Closing Date, Seller acknowledges that it shall be deemed to be due and payable and shall be paid and discharged by Seller at the Closing Date.

(aa)                          To Knowledge of Seller, except as set forth in those certain Environmental Phase I Assessments previously delivered to Buyer or to be delivered to Buyer during the Study Period, there currently is no lead paint, mold, asbestos, or material containing asbestos present in the common areas, or elsewhere on, in or under the Property.

(bb)                          The Property is not designated as historical, and there is no historical designation pending.

(cc)                            Seller has not made any commitments or representations to the applicable Governmental Authorities, any adjoining or surrounding property owners, any civic association, any utility, or any other Person that would in any manner be binding upon Buyer or upon the Property.  Seller has received no notice which would refute that no such commitments or representations were made by any of Seller’s predecessors in title.

(dd)                          Seller has received no notice that the heating, ventilation, air-conditioning, electrical, plumbing, water, fire alarm and structural systems or components of the Property are not in good working order and condition or are not in compliance with applicable requirements.

(ee)                            To Seller’s knowledge, the parking spaces on the Property are all the parking spaces required by Law with respect to the Property and the Facilities and such spaces comply with applicable Laws.  There are no contracts or other arrangements allowing persons who are not affiliated with the Facilities any parking rights at the Property and no Person other than the employees at the Facilities and visitors to the Facilities has the right to park on the Property.

(ff)                              No representation or warranty by Seller in this Agreement, any Exhibit attached hereto or in any list, certificate, document or written statement delivered by Seller to Buyer pursuant hereto, to the Knowledge of Seller, contains any untrue statement of fact or omits to state any material fact necessary to make any statement herein or therein, in the light of the circumstances under which it was made, not misleading.  Except as described in the Exhibits hereto or to be delivered, all documents and agreements described in such Exhibits are valid and effective in accordance with their respective terms and there is not under any of such documents or agreements, or any obligation, covenant or condition contained therein, any existing default by Seller or any other party, or event which with notice, lapse of time, or both constitute a default.

(gg)                          AS-IS.             SOLEY WITH RESPECT TO THE PROPERTY, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT MADE, AND BUYER HAS NOT RELIED UPON, ANY INFORMATION, PROMISE,

REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE PROPERTY, WHETHER OR NOT MADE BY SELLER, INCLUDING, WITHOUT LIMITATION, ANY INFORMATION, PROMISE, REPRESENTATION OR WARRANTY REGARDING THE PHYSICAL CONDITION OR VALUE OF THE PROPERTY, TITLE TO OR THE BOUNDARIES OF ANY OF THE LAND OR THE FACILITIES, PEST CONTROL MATTERS, SOIL CONDITIONS, THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS SUBSTANCES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, AND ANY OTHER INFORMATION PERTAINING TO ANY OF THE PROPERTY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THEY MAY BE LOCATED AND SELLER EXPRESSLY DISCLAIMS ALL WARRANTIES RELEVANT TO THE PROPERTY, EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND SUITABILITY FOR ITS INTENDED USE.  BUYER ACKNOWLEDGES THAT (A) BUYER IS A SOPHISTICATED OWNER AND OPERATOR OF FACILITIES SIMILAR TO THE FACILITIES, (B) BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY AND (C) BUYER IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND IS ACQUIRING THE PROPERTY IN “AS IS, WHERE IS” CONDITION, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT ANY ESTIMATES OF FUTURE PROFITABILITY OF THE PROPERTY (OR ANY OF THEM) MADE BY BUYER, BASED ON INFORMATION (INCLUDING RESULTS OF PAST PERFORMANCE) PROVIDED TO BUYER BY SELLER ARE INHERENTLY UNCERTAIN AND ARE SUBJECT TO A VARIETY OF VARIABLES WHICH ARE DIFFICULT, IF NOT IMPOSSIBLE, TO PREDICT.

13.2.                     Buyer’s Representations.  To induce Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as of the date of this Agreement and the Closing Date, as follows:

(a)                                 Buyer has been duly organized and is validly existing as a limited liability company in the State of Ohio, is in good standing in the state of its organization and it, or any assignee of Buyer that will acquire title to any of the Assets, will be qualified to do business, and will be in good standing, in the State of Ohio at the time of Closing.  Buyer has the full right and authority to consummate or cause to be consummated the sale of the Assets, and to make or cause to be made the transfers and assignments contemplated herein.  The person signing this Agreement on behalf of Buyer is authorized to do so.

(b)                                 To the Knowledge of Buyer, there is no agreement to which Buyer is a party or which is binding upon Buyer which is in conflict with this Agreement.

(c)                                  There is no action or proceeding pending, or, to the Knowledge of Buyer, threatened against Buyer which would challenge or have a Material Adverse Effect upon Buyer’s ability to perform its obligations under this Agreement.

13.3.                     Survival of Representations and Warranties.  All representations, warranties, covenants and agreements made by each party in this Agreement, in any Exhibit attached hereto or in any list, certificate, document or written statement furnished or delivered by any such party pursuant hereto shall survive the Closing, and shall remain in full force notwithstanding any investigation conducted before or after the Closing, or the decision of any party to complete the Closing until September 1, 2014; provided, however, that: (i) the representations and warranties set forth in Sections 13.1(j), (k), (t), (u), (w), (x), (z), and (aa) shall survive until expiration of the relevant statute of limitations; (ii) the representations and warranties set forth in Sections 13.1(a), (b) and (c) shall survive indefinitely; and (iii) if at the expiration of the appropriate period any claim or assessment for indemnification has been asserted but not fully determined, or any audit or other proceeding with respect to any Tax matter has been initiated, such period will be extended as to such claim, assessment, audit or other proceeding until it is finally determined or concluded, and each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement.

ARTICLE XIV
INTERIM OPERATIONS AND UNDERTAKINGS

14.1.                     Conduct of Business Pending Closing.  From the date of this Agreement until the Closing Date, Seller shall:

(a)                                 Maintain the Business and the Facilities in existence and in good standing and in material compliance with all Laws;

(b)                                 Maintain the general character of the Facilities and the Business and conduct the Business in the ordinary and usual manner;

(c)                                  Maintain all licenses and permits necessary for the ownership and operation of the Facilities in full force and effect, and will timely file all reports, statements, renewal applications and other filings, and will timely pay all fees and charges in connection therewith that are required to keep such permits in full force and effect;

(d)                                 Maintain the Property in good repair and condition subject to ordinary wear and tear;

(e)                                  Maintain in full force and effect substantially the same public liability and casualty insurance coverage and other Insurance Policies now in effect with respect to the Property and the Business;

(f)                                   Make all necessary repairs to, and replacement of, the Assets as are reasonably necessary for the continued operation of the Business and the Facilities;

(g)                                 Comply in all material respects with all Environmental Laws applicable to the Property;

(h)                                 Continue to perform all Obligations under all Service Contracts;

(i)                                    Maintain adequate food and medical supplies and other Inventory at the Facilities as required by the State of Ohio and Federal laws, standards rules and regulations; and

(j)                                    Provide for and/or cure deficiencies and all violations which may be cited by the State of Ohio or any other Governmental Authority having jurisdiction over the Facilities.

14.2.                     Prohibited Actions Pending Closing.  Unless otherwise expressly provided for herein or approved by Buyer in writing, from the date of this Agreement until the Closing Date, Seller shall not:

(a)                                 Induce, solicit or entice any Residents to transfer or discontinue any relationships with Seller prior to the Closing Date or Buyer after the Closing Date;

(b)                                 Remove any Personal Property necessary for the operation of the Business from the Facilities unless the same is replaced by property of substantially equal or greater value, or unless the removal is authorized pursuant to the provisions of this Agreement;

(c)                                  Interfere with or disrupt Buyer’s relationship with any employee or Resident of Seller;

(d)                                 Accept any advance payment for more than thirty (30) days of any rent or Residents’ occupancy fees under any Lease or occupancy agreement; or waive, reduce or forgive any rent or occupancy fees required to be paid under any occupancy agreement, or grant any lease or other concessions or free rent periods under any occupancy agreement;

(e)                                  After the expiration of the Study Period, renew, extend, terminate, modify or waive any term or condition of any of the Service Contracts or Resident occupancy agreement, nor, after the expiration of the Study Period, enter into any new Contracts relating to the Facilities or the Business, if such Contracts would survive the Closing;

(f)                                   Make any capital improvements to the Property in excess of $10,000;

(g)                                 Make any commitments or representations to any applicable Governmental Authority, any adjoining or surrounding property owners, any civic association, any utility or any other person or entity that would in any manner be binding upon Buyer or upon the Property or the Business;

(h)                                 Sell or otherwise dispose of, or agree to sell or dispose of any of the Assets, except in the ordinary course of business as permitted by this Agreement; and

(i)                                    Take any action prior to the Closing Date which would breach any of the representations and warranties contained in this Agreement or otherwise take any action outside of the ordinary course of business of Seller.

14.3.                     Notice.  From the date of this Agreement to the Closing Date, promptly (but in any event within two (2) Business Days) after Seller’s discovery or receipt of notice of (A) any default under any Contract, (B) any violation or non-compliance with any applicable Law, (C) any threatened or pending action by any Governmental Authority, (D) any claim made by any Governmental Authority or third-party relating to any Environmental Laws, or (E) any other matter or event that has or could have a Material Adverse Effect upon the Assets or the Business, Seller shall deliver to Buyer a copy of all non-privileged correspondence, notice or legal pleading in connection therewith, together with a certificate of the chief executive officer of Seller specifying the nature and period of the existence thereof and what actions Seller has taken and proposes to take with respect thereto.

14.4.                     Access.  From the date of this Agreement until the Closing, Seller shall afford Buyer and its independent certified public accountants, counsel and other representatives, free and full access at all reasonable times to the properties, books and records of the Business and the right to consult with the officers, employees, accountants, counsel and other representatives of the Business in order that Buyer may have full opportunity to make such investigations as it shall reasonably desire to make of the affairs of the Business; provided, however, that any such investigation, including, without limitation, pursuant to Article XV, shall not affect or otherwise diminish or obviate in any way any of the representations and warranties of Seller hereunder.  Seller shall (and Seller shall ensure that its agents shall), upon reasonable notice from Buyer from time to time before Closing, permit Buyer or Buyer’s agents to inspect at Seller’s business office during regular business hours Seller’s and Seller’s agent’s books and records for the Facilities.

ARTICLE XV
FEASIBILITY/DUE DILIGENCE

15.1.                     Study Period.  Buyer, acting in its sole and absolute discretion, shall have a sixty (60) calendar day period after the date hereof (the “Study Period”) which Study Period shall end on or about at 5:00 p.m., Eastern Standard Time on December 12, 2012, during which Buyer may make its own investigation of the Assets and the Business, including, but not limited to, examination of all books of account and records related to the business related to operating the Assets, and property-level diligence such as investigations with regard to zoning, building code and other legal requirements, obtaining such third party reports or studies as Buyer deems necessary, investigation of the status of the receivables, service contracts, Medicare/Medicaid provider agreements and compliance with all applicable regulatory requirements such as state or federal permits, licenses, and healthcare survey matters.  Buyer shall have a continuing right of access, as described in Section 15.1(b), to conduct such studies.  At any time prior to the expiration of the Study Period, Buyer may notify Seller in writing that Buyer has determined, for any or no reason, in its sole discretion that it will not complete the proposed acquisition of the Assets, and is thereby terminating this Agreement.  If Buyer gives such notice to Seller, this Agreement shall automatically terminate and Seller shall instruct the Title Insurer to remit the Deposit, and all interest thereon, to Buyer.  In the event Buyer terminates this Agreement on the basis of any of Seller’s representations proving untrue, or because Seller refuses to cure due diligence deficiencies reasonably identified by Buyer, then (i) the Escrow Agent shall return the Deposit to Buyer together with accrued interest thereon, without any setoff or deduction, and neither party shall have any further obligation to the other hereunder except for Buyer’s and Seller’s obligations under Sections 15.1(c) (relating to damages to property) and 22.1 (relating to broker’s commissions) which shall survive such termination.  If Buyer does not deliver such notice to Seller prior to the end of the Study Period, Buyer shall be deemed to have elected to proceed under this Agreement and to consummate the transaction contemplated hereunder.

(a)                                 From and after the date of this Agreement, but as soon as possible, during the Study Period and provided that Buyer does not terminate this Agreement pursuant to Section 4.1, Seller shall provide to Buyer or make available to Buyer at the location(s) where such information is stored, any of the Property Information that is in the possession, custody or control of Seller or Seller’s agents.  Seller shall instruct its agents to cooperate with Buyer.  In the event the Property Information is in the possession or control of the management company for the Property or its counsel, Seller shall direct such entities to provide the Property Information or make it available to Buyer.  Seller shall provide to Buyer any further Property Information coming into Seller’s possession or produced by Seller or its property manager after the initial delivery or availability, and shall continue to make available the same during the pendency of this Agreement.

(b)                                 Buyer and its agents may at any time (after giving Seller reasonable written notice) enter onto the Property during the Study Period and, while thereon, make surveys, tests, investigations and appraisals, take measurements, test borings, other tests of surface and subsurface conditions and soil tests, make structural, mechanical, architectural, zoning, land use, market and engineering studies, and make any other inspections of the Property and other Assets deemed appropriate by Buyer, all at Buyer’s expense.

(c)                                  To expedite work on items requiring substantial lead time, Seller has provided Buyer with copies of each policy of title insurance covering the Assets and declaration pages and certificates of insurance coverage for each property/casualty and general liability/professional liability policy maintained by Seller in connection with the Business and the Assets.

(d)                                 If Buyer exercises its rights under Section 15.1(b) to enter onto the Property, Buyer shall keep the Property free and clear of any liens or claims resulting therefrom, and defend, indemnify and hold harmless Seller against and from any liability or expense actually incurred by Seller for loss or damage to property and/or injuries to or death of Persons proximately caused by the actions of Buyer other than those caused in whole or in part as the result of acts or omissions by or on behalf of Seller.  If Closing does not occur for any reason, Buyer shall restore any portion of the Property damaged by such exercise to its condition immediately before such exercise.  If Buyer exercises this right of entry, it shall not unreasonably disturb any Resident in its use and enjoyment of the Facilities.  The rights and obligations of the parties under this Section 15.1(c) shall survive Closing or any earlier termination of this Agreement.

15.2.                     Special Assessments.  Seller shall provide Buyer, within ten (10) Business Days of receipt, but in no event later than Closing, copies of any notices Seller or its agents receive with respect to any special assessments or proposed increases in the valuation of the Property.  After expiration of the Study Period, Buyer shall have the right to contest, in the name of Seller, any proposed increase in the assessment of the Property, provided that Buyer pays all costs and expenses in connection therewith.  Buyer shall promptly advise Seller in writing prior to the filing of any contest and shall provide Seller copies of all relevant documents in connection with such contest.  Seller shall cooperate with Buyer in connection with any such contest.

ARTICLE XVI
CONDITIONS PRECEDENT

16.1.                     Conditions Precedent to Buyer’s Obligations.  All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction in the sole discretion of Buyer, prior to or at the Closing, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by Buyer):

(a)                                 Seller’s representations and warranties contained in this Agreement, the Exhibits attached hereto and any list, certificate, document or written statement specifically referred to herein or furnished by Seller to Buyer at the Closing shall be true on and as of the date of this Agreement and shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date.

(b)                                 Seller shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(c)                                  Buyer shall have received all the Seller deliveries described in Section 17.1.  All Assumed Service Contracts shall have been assigned to Buyer and Seller shall have obtained all Consents required therefor.

(d)                                 Buyer shall have received Bill of Sale, the Assignment and Assumption Agreement, and a certificate dated as of the Closing Date and signed by Seller certifying that the conditions specified in this Section 14.1 have been fulfilled and all such other documents required to be delivered by Seller hereunder.

(e)                                  The Property shall not have been and shall not be threatened to be adversely affected as a result of fire, explosion, earthquake, disaster, accident, flood, drought, embargo, riot, civil disturbance, uprising, activity of the armed forces or act of God or public enemy or any other event or circumstance that would have any Material Adverse Affect upon Seller.  There shall not be pending or threatened any strike or any action by any Governmental Authority which would or could have a Material Adverse Effect on the Business.

(f)                                   No suit, action, proceeding, or investigation shall have been instituted or threatened by any Governmental Authority, and no injunction shall have been issued and then outstanding, to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

(g)                                 Buyer shall have received any and all Consents and Licensure Approvals required or necessary to permit Buyer to purchase the Assets and to operate the Business and the Facility as presently being conducted and to participate (and be entitled to reimbursement) as a provider in the Medicare and Medicaid Programs for the number of beds currently certified under such Programs.

(h)                                 On the Closing Date, Buyer’s title company shall be irrevocably committed to deliver to Buyer (or its permitted assignee) an ALTA Form 1970 Owner’s Policy in the amount of not less than the Purchase Price insuring Buyer (or its permitted assignee) as the owner of the Property, and removing all exceptions other than the Permitted Liens, together with such endorsements as Buyer (or its permitted assignee) may require.

(i)                                    There not having occurred any Material Adverse Change in: (A) the physical condition of the Assets (reasonable wear and tear excepted); (B) the economic condition of the Facilities (including any material reduction in the census of Residents prior to Closing); (C) the Assets’ individual or aggregate financial performance between the expiration of the Study Period and Closing and (D) the environmental condition of the Property.  As used herein, a “Material Adverse Change” in the physical condition of the Property or Assets (reasonable wear and tear excepted) or environmental condition of the Property or Assets shall mean a change in the physical condition of the Property or Assets (reasonable wear and tear excepted) or an environmental condition that either (i) costs in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate to cure, or (ii) costs less than Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate to cure, but has not been repaired or remediated by Seller prior to Closing.  Seller shall have the right to extend the Closing for thirty (30) days to complete any required repair or remediation.  In either event, if Buyer elects to close notwithstanding the failure of the condition in this Section 16.1(i) being satisfied, Seller shall escrow an amount to be mutually agreed upon to address such matters post-Closing, which amount shall be deposited with the Escrow Agent and held in accordance with the Escrow Agreement.

(j)                                    Buyer shall have received a certificate in the form attached hereto as Exhibit S, executed by Seller, and such other evidence as Buyer may require that the Property is being acquired in a manner consistent with the Foreign Investment in Property Tax Act, as amended.

16.2.                     Conditions Precedent to Seller’ Obligations.  All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by Seller):

(a)                                 The representations and warranties of Buyer contained in this Agreement and in any list, certificate, document or written statement furnished by it to Seller in connection with the negotiation, execution or performance of this Agreement shall be true as of the date of execution of this Agreement and shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date.

(b)                                 Buyer shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(c)                                  Seller shall have received all the Buyer deliveries described in Section 17.2.

(d)                                 Seller shall have received the Cash Consideration balance of the Purchase Price, the Seller Note, the Pledge Agreement, the fully executed assumption of the Vandalia HUD Loan, the Assignment and Assumption Agreement signed by Buyer and a certificate dated the Closing Date and signed by Buyer certifying that the conditions specified in Section 16.2 have been fulfilled.

(e)                                  No suit, action, proceeding or investigation shall have been instituted or threatened by any Governmental Authority, and no injunction shall have been issued and then be outstanding to restrain, prohibit or otherwise challenge the legality or validity of any of the transactions contemplated by this Agreement.

16.3.                     Waiver of Conditions Precedent .  Except as otherwise provided herein, so long as a party is not in default under this Agreement, if any condition to that party’s obligations to proceed with the Closing has not be satisfied as of the Closing Date, the party having the benefit of such condition may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition.  If the party having the benefit of such condition elects to proceed with the Closing, notwithstanding the non-satisfaction of such condition, then, except as provided in Section 16.1(j), the non-satisfied condition shall be deemed to have been waived by the party having the benefit of said condition.

ARTICLE XVII
DELIVERIES AT CLOSING

17.1.                     Seller’s Deliveries.  At Closing, Seller shall deliver to Buyer:

(a)                                 the Deeds referenced in Section 7.1;

(b)                                 the Bills of Sale referenced in Section 7.2(c);

(c)                                  the Assignment and Assumption Agreement referenced in Section 7.2(e);

(d)                                 a schedule, certified by Seller, of rent or Resident occupancy payment arrearages as of Closing;

(e)                                  a closing statement setting forth the prorations and adjustments to be made pursuant to the provisions of this Agreement;

(f)                                   the FIRPTA Affidavit referenced in Section 16.1(k);

(g)                                 the owner’s affidavit required by the Title Insurer in order to permit the Title Insurer to omit from Buyer’s policy the exceptions for (i) parties in possession, (ii) mechanic’s liens and (iii) any other standard exceptions;

(h)                                 all Records and Property Information;

(i)                                    any and all keys, locks and safe combinations, training and instruction manuals in Seller’s possession, custody or control relating to the maintenance and operation of the Facilities;

(j)                                    the Resident Trust Funds;

(k)                                 letters addressed to the Residents and to parties under the Assumed Service Contracts, advising them of the transfer of the Facilities to Buyer, the letters to the Residents which shall be in form that meets with the reasonable satisfaction of Seller and Buyer;

(l)                                    evidence of the termination of such Service Contracts not assumed by Buyer;

(m)                             evidence of the authority of the incumbency of any individuals to execute any instruments executed and delivered by Seller at Closing;

(n)                                 a certificate executed by Seller that all of the representations and warranties set forth in Section 13.1 of this Agreement are true and correct in all material respects of the Closing Date; and

(o)                                 such other documents as shall be required to consummate the transactions contemplated herein.

17.2.                     Buyer’s Deliveries.  At Closing, Buyer shall deliver to Seller:

(a)                                 the Purchase Price;

(b)                                 the Seller Note and Pledge Agreement;

(c)                                  the Bills of Sale referenced in Section 17.1 (b);

(d)                                 the Assignment and Assumption Agreement referenced in Section 17.1(c);

(e)                                  the Assumption of the Vandalia HUD Loan;

(f)                                   a certificate executed by Buyer that all of the representations and warranties set forth in Section 13.2 of this Agreement are true and correct in all material respects of the Closing Date; and

(g)                                 such other documents as shall be required to consummate the transactions contemplated herein.

ARTICLE XVIII
CASUALTY AND CONDEMNATION

18.1.                     Casualty.  In the event that the Property is damaged or destroyed by any fire, flood or other casualty after the date of this Agreement or prior to Closing, Seller shall give Buyer prompt written notice of the damage.  If the damage is not material, then Seller shall use its commercially reasonable efforts to commence repairs prior to the Closing. If such repairs have not been completed prior to Closing, Buyer shall complete such repairs subsequent to Closing, at Seller’s expense.  The parties shall agree on an amount to be escrowed prior to closing in connection with such repairs.  If the casualty causes material damage, then Buyer may elect by notice to Seller within ten (10) days after Buyer is notified of such damage to either (A) proceed in the same manner as in the case of damage that is not material, (B) to terminate this Agreement or (C) proceed to Closing, provided that Seller shall then assign to Buyer its rights to all insurance proceeds and any other claims or rights with respect to such damage, and any difference between such proceeds and the estimated cost of repair of the damage (as reasonably estimated by Seller’s insurance company) shall be credited to Buyer at the Closing against the Purchase Price.  If Buyer terminates this Agreement pursuant to this Section 18.1, then the Deposit and all interest thereon shall be returned to Buyer and neither party shall have any further obligation to each other except as provided in Sections 15.1(c) (relating to damages to property) and 22.1 (relating to broker’s commissions).  Damage as to any one or more occurrences is “material” if the cost to repair the damage, as reasonably estimated by Seller’s engineer or expert, exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate.  Buyer shall have the right to participate in the negotiations and settlement of any casualty-related claim in the event Buyer elects or is otherwise obligated to proceed with Closing.

18.2.                     Condemnation.  If before Closing any of the Property is taken by condemnation or if any formal notice of a condemnation is issued to Seller, Seller shall promptly notify Buyer.  If the condemnation is of a significant portion of the Property or would materially and adversely affect Buyer’s ability to use and enjoy the Property, Buyer may, within fifteen (15) days after Seller notifies Buyer of any condemnation, terminate this Agreement by giving Seller written notice thereof, in which event the Deposit shall be returned to Buyer and the parties shall have no further liability to each other hereunder, except for Buyer’s obligations under Sections 15.1(c) (relating to damages to property) and 22.1 (relating to broker’s commissions) which shall survive such termination.  If Seller gives notice to Buyer and Buyer does not terminate this Agreement, the Purchase Price shall not be reduced, but at Closing Seller shall pay to Buyer any award made for such condemnation which is received by Seller before Closing, and assign to Buyer all of Seller’s interest in any award made for condemnation after Closing.  Buyer shall have the right to participate in the negotiations and settlement of any condemnation claim in the event Buyer elects or is otherwise obligated to proceed with Closing.

ARTICLE XIX
DEFAULT

19.1.                     Rights.  On any default, the non-defaulting party may, by notifying the defaulting party, either postpone Closing for as long as is necessary for such default to be cured, but not beyond the Outside Closing Date, or declare such default and exercise its rights under this Section.

19.2.                     Buyer Default.  If Buyer is the defaulting party, Seller shall be entitled, as its sole and exclusive remedy on account of such default, to terminate this Agreement and receive payment of the Deposit as liquidated damages, the parties hereby agreeing that they have considered carefully the loss to Seller that would be a consequence of such default and that such sum is a reasonable estimate of that loss.  Without limiting the foregoing, Seller shall under no circumstances have, and Seller hereby waives any right to seek against Buyer or any other person, damages or specific performance of any or all of Buyer’s obligations hereunder.  If Seller terminates this Agreement pursuant to this Section, this Agreement shall automatically terminate and the parties shall have no further obligation to each other, except for Buyer’s and Seller’s obligations under Sections 15.1(c) (relating to damages to property) and 22.1 (relating to broker’s commissions), which shall survive such termination.

19.3.                     Seller Default.  If Seller is the defaulting party, Buyer shall be entitled, after such declaration of default to (a) to seek specific performance and compel Seller to convey the Property as required hereunder, or (b) terminate this Agreement.  If Buyer terminates this Agreement pursuant to this Section, Seller shall pay to Buyer the reasonable out-of-pocket costs it has incurred in connection with this Agreement and the attempted acquisition of the Property, including all third-party costs incurred before, during and after the Study Period as well as its reasonable attorneys’ fees (including fees of both outside and in-house counsel). If the parties determine prior to Closing that Seller has breached a representation set forth in Section 13.1, the parties may close without prejudice to any remedies Buyer may have with respect to same.

ARTICLE XX
FURTHER ASSURANCES AND AGREEMENTS TO MODIFY

20.1.                     Further Assurances and Agreements to Modify Transaction Structure.  From and after the Closing, Seller, on the one hand, and Buyer, on the other hand, agree to execute and deliver such further documents and instruments and to do such other acts and things (including the making of filings), as Buyer or Seller, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement.  In the event any party shall be involved in litigation, threatened litigation or government inquires with respect to a matter involving Seller, the other parties shall also make available to such first party, at reasonable times and subject to the reasonable requirements of their or its own business, such of their or its personnel as may have information relevant to the matters.  Following the Closing, the parties will cooperate with each other in connection with Tax audits and in the defense of any legal proceedings, consistent with the other provisions for defense of claims provided in Sections 21.4 or 21.5 of this Agreement, and to facilitate the collection of any accounts receivable, to the extent such cooperation does not cause unreasonable expense, unless such expense is borne by the requesting party.

20.2.                     Access to the Records.  From and after the Closing Date, Buyer shall allow Seller and its agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of the Records, to the extent reasonably necessary to enable Seller to among other things investigate and defend malpractice, employee or other claims, to support medical review requests from Medicare, to support Medicare claims appeals, to file or defend cost reports and tax returns, to complete/revise, as needed, any patient assessments which may be required for Seller to seek reimbursement for services rendered prior to the Closing Date, to verify accounts receivable collections due Seller, to file exceptions to the Medicare routine cost limits for the cost reporting periods prior to the Closing Date and to enable Seller to complete, in accordance with Seller’s policies and procedures, any and all post Closing Date accounting, reconciliation and closing procedures, including, but not limited to, a month end close out of all accounts, including but not limited to accounts payable and Medicare billing.  Seller agrees not to use or disclose any of the information obtained from Buyer except solely for the purposes described herein and further agrees to maintain this information confidential.  Likewise, from and after the Closing Date, Seller shall allow Buyer and its agents reasonable access to the Records, to the extent Buyer reasonably requires such access in connection with, without limitation, accounting, billing, tax filings or securities filings, Medicare and/or Medicaid filings and appeals.  Buyer agrees not to use or disclose any of the information obtained from Seller except solely for the purposes described herein and further agrees to maintain this information as confidential.

ARTICLE XXI
INDEMNIFICATION

21.1.                     Indemnification by Seller.  Seller shall indemnify, defend and hold Buyer and each of the directors, officers, shareholders, agents and employees of Buyer and any Affiliate thereof harmless at all times from and after the Closing Date against and in respect of any and all damages, losses, liabilities, taxes and deficiencies and penalties and interest thereon and costs and expenses (including attorneys fees and costs) (collectively, “Damages”) resulting from:

(a)                                 any misrepresentation or breach of any representation or warranty or non-fulfillment of any covenant or provision on the part of Seller under this Agreement;

(b)                                 any Obligations of Seller or any Obligation with respect to the Assets or the Business, except for Obligations arising on or after the Closing Date or that are expressly assumed by Buyer hereunder;

(c)                                  any claim or litigation relating to the Excluded Assets;

(d)                                 any claim or litigation relating to any of Seller’s Obligations;

(e)                                  any claims or litigation relating to Seller now pending or threatened or which may hereafter be brought against Buyer based upon events occurring prior to the Closing Date; and

(f)                                   any and all actions, suits, proceedings, claims, demands, assessments, judgment, costs (including reasonable attorneys fees), losses, liabilities and reasonable legal fees and other expenses incurred by Buyer incident to any of the foregoing.

21.2.                     Indemnification by Buyer.  Buyer shall indemnify, defend and hold Seller and each of the directors, officers, shareholders, agents and employees of Seller and any Affiliates thereof harmless at all times from and after the Closing Date against and in respect of any and all Damages resulting from:

(a)                                 any misrepresentation or breach of any representation or warranty or non-fulfillment of any covenant or provision on the part of Buyer under this Agreement;

(b)                                 any Obligations expressly assumed by Buyer hereunder;

(c)                                  any claims or litigation relating to Buyer which may hereafter be brought against Seller, based upon events occurring on or after the Closing Date and not directly caused by Seller or relating to a matter for which Seller provides indemnification under Section 21.1; and

(d)                                 any and all actions, suits, proceedings, claims, demands, assessments, judgment, costs (including reasonable attorneys fees), losses, liabilities and reasonable legal fees and other expenses incurred by Seller incident to any of the foregoing.

21.3.                     Period of Indemnity.  The aforesaid indemnities under Sections 21.1 and 21.2, shall remain in full force and effect: (a) as they relate to a third-party claim against the indemnified party for a period equal to the applicable statute of limitation for such claim; and (b) as they relate to breaches of representations, warranties or covenants made by Indemnifying Party for the period provided in Section 13.3 provided, however, if at the expiration of the appropriate period any claim or assessment for indemnification has been asserted but not fully determined, or any audit or other proceeding with respect to any tax matter has been initiated, such period will be extended as to such claim, assessment, audit or other proceeding until it is finally determined or concluded.

21.4.                     Notice to the Indemnifying Party.  Within thirty (30) days after the assertion of any claim by a third-party or occurrence of any event which may give rise to a claim for indemnification from a party (the “Indemnifying Party”) under this Article XXI, the other party (the “Indemnified Party”) shall notify the Indemnifying Party in writing of such claim and, with respect to claims by third parties, advise the Indemnifying Party whether the Indemnified Party intends to contest same; provided, however, failure to provide such notice shall not in any way serve to waive or diminish the indemnification rights of the Indemnified Party.  Notwithstanding the foregoing, any inadvertent delay in notifying the Indemnifying Party shall in no case prejudice the rights of the Indemnified Party under this Agreement except to the extent the Indemnifying Party shall actually be prejudiced by such failure.

21.5.                     Rights of Parties to Settle or Defend.  If the Indemnified Party determines not to contest such claim, the Indemnifying Party shall have the right, at its own expense, to contest and defend against such claim.  If the Indemnified Party determines to contest such claim, the Indemnifying Party shall have the right to be represented, at its own expense by its own counsel and accountants, their participation to be subject to the reasonable direction of the Indemnified Party.  In either case, the Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim.  The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party.  If the Indemnifying Party fails to undertake the defense of, or settle or pay, any such third-party claim within ten (10) days after the Indemnified Party has given written notice to the Indemnifying Party advising that the Indemnified Party does not intend to contest such claim, or the Indemnifying Party, after having received such notification from the Indemnified Party, fails forthwith to defend, settle or pay such claim, then the Indemnified Party may take any and all necessary action to dispose of such claim, including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to the following with respect to any proposed settlement thereof.

21.6.                     Settlement Proposals.  In the event the Indemnified Party desires to settle any such third-party claim (whether or not contested by the Indemnifying Party), the Indemnified Party shall advise the Indemnifying Party of the amount it proposes to pay in settlement thereof and the terms of the settlement thereof (the “Proposed Settlement”).  If such Proposed Settlement is unsatisfactory to the Indemnifying Party, it shall have the right, at its own expense, to contest such claim by giving written notice of such election to the Indemnified Party within ten (10) days after the Indemnifying Party has been advised of the Proposed Settlement.  If the Indemnifying Party does not deliver such written notice within ten (10) days after the Indemnifying Party has been advised of the Proposed Settlement, the Indemnified Party may offer the Proposed Settlement to the third-party making such claim.  If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnified Party may wish to present to the party making such claim shall first be presented to the Indemnifying Party who shall have the right, subject to the conditions hereinabove set forth in this Section 21.6, to contest such claim.  In all such events, the Indemnifying Party shall indemnify the Indemnified Party and hold it harmless against and from any and all costs of defense, payment or settlement, including reasonable attorneys’ fees incurred in connection therewith.

21.7.                     Reimbursement.  At the time that the Indemnified Party shall suffer a loss because of a breach of any warranty, representation or covenant by the Indemnifying Party or at the time the amount of any liability on the part of the Indemnifying Party under this Article XXI is determined (which in the case of payments to third persons shall be the earlier of: (a) the date of such payments; or (b) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights establishing such liability), the Indemnifying Party shall forthwith, upon notice from the Indemnified Party, pay to the Indemnified Party, the amount of the indemnity claim.  If such amount is not paid forthwith, then the Indemnified Party may, at its option, take legal action against the Indemnifying Party for reimbursement in the amount of its indemnity claim.

21.8.                     Limitations on Indemnification Obligations of Seller.  Seller’s indemnification obligations pursuant to this Article XXI are subject to the following conditions precedent and limitations:

(a)                                 Buyer shall not be entitled to recover under Section 21.1 until the aggregate amount which Buyer would recover under Section 21.1, but for this Section 21.8, exceeds One Hundred Thousand Dollars ($100,000.00) in the aggregate, in which event, subject to the further limitations of this Section, Buyer shall be entitled to recovery for all Damages up to a maximum amount of Three Million Six Hundred Thousand Dollars ($3,600,000.00) including the first One Hundred Thousand Dollars ($100,000.00).  Buyer shall be entitled to offset such Damages up to the maximum amount set forth in the preceding sentence against amounts otherwise due Seller under the Seller Note.  Notwithstanding the foregoing, there shall be no maximum amount for any Damages incurred by Buyer as a result of Seller’s fraud, bad faith or intentional misconduct.

(b)                                 For purposes of Section 21.8, in computing any individual or aggregate amounts of Damages to which Buyer is entitled, the amount of such Damages shall be an amount:  (i) net of any tax benefit actually recognized by Buyer; and (ii) net of any cash insurance proceeds actually received by Buyer with respect thereto.

ARTICLE XXII
COMMISSIONS

22.1.                     Commissions.  Seller represents that, in connection with the sale of the Property, it has not used the services of any broker.  Buyer represents that, in connection with the sale of the Property, it has not used the services of any broker.  Subject to the foregoing, each party represents to the other that, in connection with such sale, the party so representing has not dealt with any other real estate broker, agent or finder, and there is no commission or other compensation due on account thereof.  Each party shall indemnify and hold harmless the other against and from any inaccuracy in such party’s representation.  The rights and obligations of the parties under this Section shall survive Closing or any termination of this Agreement before Closing.  Each party shall be responsible for the fees of their respective advisors and consultants.

ARTICLE XXIII
MISCELLANEOUS

23.1.                     Effectiveness.  This Agreement shall become effective on its execution and delivery by each party.

23.2.                     Complete Understanding.  This Agreement represents the complete understanding between the parties as to the sale of the Property, and supersedes all prior written or verbal negotiations or agreements as to the Assets, the condition thereof or any other matter whatsoever, made by any broker, agent, employee or other person representing or purporting to represent either party.

23.3.                     Waiver.  No party shall be deemed to have waived the exercise of any right which it holds under this Agreement unless such waiver is made expressly and in writing.  No delay or omission by any party in exercising any right shall be deemed a waiver of its future exercise.  No waiver made as to any instance involving the exercise of any right shall be deemed a waiver as to any other instance, or any other right.

23.4.                     Applicable Law.  This Agreement shall be given effect and construed by application of the law of the State of Ohio.  Any action arising hereunder shall be brought in the courts of Ohio, except that if it is to be brought in a United States District Court, it shall be brought in the United States District Court for the Southern District of Ohio.

23.5.                     Notices.  Any notice to be provided hereunder to a party or the Title Insurer, as Escrow Agent, shall be in writing, and shall be deemed to have been provided forty-eight (48) hours after being sent as certified or registered mail in the United States mails, postage prepaid, return receipt requested, or the next Business Day after having been deposited with a national courier service, or on having been sent by immediate electronic communication, in each case if receipt is acknowledged or confirmed or delivery is first refused, to the persons and addresses set forth below, as such address may be changed from time to time by notice to the other party.

If intended for Seller to:

AdCare Health Systems, Inc.

Two Buckhead Plaza

3050 Peachtree Road NW, Suite 355

Atlanta, GA 30305

Attention:  Boyd P. Gentry

with a copy to:

Holt Ney Zatcoff & Wasserman, LLP

100 Galleria Parkway, Suite 1800

Atlanta, Georgia 30339

Attention:  Gregory P. Youra, Esq.

If intended for Buyer to:

CHP Acquisition Company LLC

Easton Town Center

4100 Regent St., Suite F

Columbus, Ohio  43219

Attention:  Roger C. Vincent, President

with a copy to:

Roetzel & Andress, LPA

155 East Broad Street, 12th Floor

Columbus, Ohio 43215

Attention:  Jeffrey Fromson, Esq.

If intended for the Escrow Agent, to:

Hummel Title Agency

2154 East Main Street, Suite 301

Columbus, Ohio  43209

Attention:  Jeffrey D. Meyer, Esq.

23.6.                     Waiver of Jury Trial.  THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

23.7.                     Construction.  All references made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders; and in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well.

23.8.                     Exhibits.  Each writing or plat referred to as being attached as an Exhibit is hereby made a part of this Agreement.

23.9.                     Severability.  No determination that any provision of this Agreement is invalid or unenforceable in any instance shall affect the validity or enforceability of any other such provision, or that provision in any circumstance not controlled by such determination.  Each provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

23.10.              Time of essence.  Time shall be of the essence of this Agreement.

23.11.              Counterparts.  This Agreement may be signed in counterparts, all of which when taken together shall constitute the one and same original.

23.12.              Facsimile Signatures.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

23.13.              Construction.  Each party hereto hereby acknowledges that all parties hereto participated equally in the negotiation and drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.

23.14.              Headings.  The headings are used herein for convenience of reference only, and shall not be deemed to vary the content of this Agreement.

23.15.              Attorneys’ Fees.  If either party hereto institutes any proceeding, claim or action, at law or in equity, in connection with or arising out of the terms, conditions, covenants and agreements contained in this Agreement, the non-prevailing party in any such action, claim or proceeding shall reimburse the prevailing party for reasonable attorneys’ fees, costs and other expenses incurred in connection with such proceeding or action.

23.16.              Exclusivity.  Until and unless this Agreement is terminated by Buyer, Seller will not solicit any offers or proposals, or enter into letters of intent, negotiations or contracts with any third-party with respect to a transaction relating to the sale, transfer, conveyance, merger or any other transaction of similar import with respect to Seller or any of the Assets.

23.17.              Assignment.                            Buyer shall not assign any of its rights under this Agreement without first obtaining the Seller’s written consent.  Notwithstanding, if Buyer provides Seller with written notice at least four (4) Business Days prior to Closing, Buyer may assign this Agreement to any entity controlled by Buyer as evidenced by documentation reasonably acceptable to Seller.  Subject to the foregoing provisions of this subsection, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns in interest hereunder.

[Signature Page on Following Page]

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IN WITNESS WHEREOF, each party has executed this Agreement by its duly authorized representatives, the day and year first above written.

BUYER:

CHP ACQUISTION COMPANY LLC,
an Ohio limited liability Company

By:	/s/ Roger C. Vincent
Name:	Roger C. Vincent
Title:	President

SELLER:

ADCARE HEALTH SYSTEMS, INC,
an Ohio Corporation

By:	/s/ Boyd P. Gentry
Name:	Boyd P. Gentry
Title:	Chief Executive Officer

HEARTH & HOME OF OHIO, INC.,
an Ohio corporation

By:	/s/ Martin D. Brew
Name:	Martin D. Brew
Title:	CFO

NEW LINCOLN LTD., LP,
an Ohio limited partnership

By:	/s/ Martin D. Brew
Its General Partner

	By:	/s/ Martin D. Brew
	Name:	Martin D. Brew
	Title:	CFO

COMMUNITY’S HEARTH & HOME, LTD.,
an Ohio

By:	/s/ Martin D. Brew
Name:	Martin D. Brew
Title:	CFO

COMMUNITY’S HEARTH & HOME
AT EL CAMINO,
an Ohio

By:	/s/ Martin D. Brew
Name:	Martin D. Brew
Title:	CFO

LINCOLN LODGE RETIREMENT RESIDENCE,
an Ohio

By:	/s/ Martin D. Brew
Name:	Martin D. Brew
Title:	CFO

HEARTH & HOME OF VAN WERT,
an Ohio

By:	/s/ Martin D. Brew
Name:	Martin D. Brew
Title:	CFO

COMMUNITY’S HEARTH AT VANDALIA,
an Ohio

By:	/s/ Martin D. Brew
Name:	Martin D. Brew
Title:	CFO

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